Exhibit 10.7

Waste Management Contract

AGREEMENT

BETWEEN

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

(LOS ALAMOS NATIONAL LABORATORY)

AND

EBERLINE SERVICES, INC.

University Address:	University of California
Los Alamos National Laboratory
P.O. Box 1663
Los Alamos, NM 87545

Subcontractor Address:	7021 Pan American Freeway NE
Albuquerque, NM 87109

Agreement Number.	26725-001-01-CQ

Contract Type:	TASK ORDERING AGREEMENT (TOA)

Terms of Payment:	NET 30 DAYS AFTER RECEIPT OF INVOICE

Agreement for:	WASTE MANAGEMENT TECHNICAL SUPPORT

FOR THE REGENTS OF THE
FOR THE SUBCONTRACTOR		UNIVERSITY OF CALIFORNIA

By:	/s/ Michael K. Kennicot	By:	/s/ Vernon J. Brown

Name: Michael K. Kennicot		Name: Vernon J. Brown

Date: July 26, 2002		Date: July 26, 2002

Agreement No. 26725-000-02-CQ

TABLE OF CONTENTS

ITEM
Cover Page

Table of Contents

Schedule consisting of:

SECTION A — INTRODUCTION

SECTION B - SUPPLIES AND SERVICES TO BE DELIVERED

SECTION C - PERIOD OF PERFORMANCE

SECTION D - INSPECTION AND ACCEPTANCE

SECTION E - ADMINISTRATION OF AGREEMENT

SECTION F - SPECIAL PROVISIONS

SECTION G - GENERAL PROVISIONS

Los Alamos National Laboratory Form 7500

Report Preparation Instructions	Appendix A
Statement of Work	Appendix B
Northern New Mexico Economic Development Plan	Appendix C
Data Deliverable Reporting Description	Appendix C-1
Health and Safety Requirements	Appendix D
Billing Rates — Fixed Price	Appendix E
Fixed Unit Prices	Appendix F
Fixed Hourly Rates — Time and Materials	Appendix G
Fixed-Price Task Order Format	Appendix H
Time and Materials Task Order Format	Appendix I
Key Personnel	Appendix J
Performance Evaluation Format	Appendix K
Small Business Subcontracting Plan	Appendix L

Quality Assurance Plan	Appendix M

SCHEDULE

SECTION A  -  INTRODUCTION

This Task Ordering Agreement, effective July 26, 2002, is hereby made and entered into by and between the Regents of the University of California, a constitutional corporation and instrumentality of the State of California, hereinafter called the “University” and Eberline Services, Inc., hereinafter called the “Subcontractor”, whose principal offices are located at 7201 Pan American Freeway NE, Albuquerque, NM.

The University has entered into Contract No. W-7405-Eng-36 as modified (hereinafter called the Prime Contract) with the U.S. Government (hereinafter called the “Government”) represented by the Department of Energy (hereinafter called the “DOE”) for the performance of certain research and development work at the Los Alamos National Laboratory. This Agreement is entered into in furtherance of the performance of the work provided for in the Prime Contract.

By accepting this Agreement, the Subcontractor agrees to perform any tasks ordered by the University pursuant to this Agreement in accordance with the following terms and conditions. No other terms or conditions shall be binding upon the parties unless accepted by them in writing.

Some of the requirements herein for University approval are imposed by the Prime Contract, statute, or governmental regulation. The Subcontractor recognizes that failure to obtain approvals may jeopardize its reimbursement for costs accrued hereunder. All requests for University approval hereunder shall be directed to the person designated in Section E of this Agreement as the University Contract Administrator.

SECTION B  -  SUPPLIES AND SERVICES TO BE DELIVERED

The Subcontractor shall furnish qualified personnel, equipment, and facilities to perform the Waste Management Technical Support services in accordance with Appendix B, the Statement of Work for this Task Ordering Agreement (Appendix B) dated June 1, 2001. This Task Ordering Agreement shall be subject to the terms of special provision F-22 entitled “Indefinite Quantity”. Specific work scope will be defined within each task order issued by the University pursuant to this agreement. The University is guaranteeing that the aggregate value of task orders awarded during the initial five (5) year term of this Master Task Ordering Agreement will, at a minimum, total $1,000,000.00. This Agreement does not state or imply any obligation of the University to place any task orders with the Subcontractor in excess of $1,000,000.00, which is therefore, the minimum guaranteed amount established for this Subcontract that will be awarded against a maximum amount of $20,000,000.00, within the specified period through July 15, 2007. The University reserves the right to place no further Task Orders with the Subcontractor after issuance of a Task Order or Task Orders that are cumulatively valued at $1,000,000.00. The University also reserves the right to place orders or create subcontracts with other Subcontractors or subcontractors for the same types of services as are described within the Statement of Work for this Subcontract.

SECTION C  -  PERIOD OF PERFORMANCE

1.                                       The overall term of this Agreement during which the University may order and the Subcontractor will perform work specified on task orders issued hereunder is sixty months beginning on the effective date specified in. SECTION A. The period of performance may be increased by exercise of the University’s option as described in paragraph F-8 of this Agreement. The period of performance of tasks ordered and delivery dates for any deliverable items shall be specified in each task order.

2.                                       Reports called for under the task orders issued hereunder shall be delivered only to addressees identified in each task order in the quantities specified. Delivery to any individual or agency other than those addressees is not permitted unless specifically authorized in writing by the University Contract Administrator. A copy of each letter of transmittal for all deliverables made to the addressees identified in task orders shall be delivered to:

University of California

Los Alamos National Laboratory

Attention: Michael L. Pierotti, MS K492 Reference: 26725-00-01-CQ

P.O. Box 1663

Los Alamos, NM 87545

SECTION D  -  INSPECTION AND ACCEPTANCE

Inspection and acceptance of all items delivered under task orders issued pursuant to this Agreement shall be at Los Alamos National Laboratory, Los Alamos, New Mexico, 87545. Acceptances shall be in writing by the University Contract Administrator.

SECTION E  -  ADMINISTRATION OF AGREEMENT

1.                                       The University Contract Administrator is: Michael L Pierotti

University of California

Los Alamos National Laboratory

P.O. Box 1663, Mail Stop K492

Los Alamos, NM 87545

Phone: (505) 665-7754

Fax: (505) 667-3953

2.                                       The University Technical Representative is: Ray Hahn University of California

Agreement No. 26725-000-02-CQ

Los Alamos National Laboratory

P.O. Box 1663, Mail Stop J595

Los Alamos, NM 87545

Phone: (505) 665-6158

Fax: (505) 665-8347

3.                                       The University Technical Representative’s Designee for each task order shall be identified in the task order.

4.                                       If Government Furnished Property or Subcontractor Acquired Property is authorized for performance of a task order, the University Property Administrator shall be identified in the task order.

5.                                       The Patent Counsel is:

U.S. Department of Energy Albuquerque Operations Office

Office of Patent Counsel

P.O. Box 5440

Albuquerque, NM 87115

6.                                       Address Invoices to:

University of California

Los Alamos National Laboratory

Accounting Department, Mail Stop P240

P.O. Box 1663

Los Alamos, NM 87545

7.                                       Payments shall be mailed to:

Eberline Services, Inc

7021 Pan American Freeway NE

Albuquerque, NM 87544

SECTION F  -  SPECIAL PROVISIONS

1.                                       Pricing

A.                                   Task orders issued pursuant to this agreement may be priced as fixed-price, fixed unit price, and time and materials, as determined to be appropriate by the University. Schedule and/or performance incentives may be included in individual task orders when determined to be appropriate by the University.

B.                                     The University has no legal liability for payments to the Subcontractor pursuant to this Agreement until work is authorized in writing by issuance of a task order by the University.

C.                                     Pricing of Task Orders

(1)                                  The Subcontractor shall submit proposals in response to requests for proposal issued by the University Contract Administrator. Fixed-price proposals shall be priced using the labor Billing Rates listed in Appendix E and/or Fixed Unit Prices listed in Appendix F for the first twelve-month period of the agreement term. Labor effort under task orders priced on a time and materials basis shall be priced and reimbursed using the Fixed Hourly Rates listed in Appendix F for the first six- month period of the agreement term. Billing Rates and Fixed Hourly Rates for each subsequent twelve month period shall be established by multiplying the unburdened hourly rates for the preceding period by the percent change (+ or -) ending in the 6th, 18th, 30th, and 42nd month of the agreement term as published in the Employment Cost Index, wages and salaries, by occupation and industry group Professional specialty and technical occupations of Private Industry Workers in the Monthly Labor Review. Fixed Unit Prices for each subsequent twelve month period shall be established by multiplying the then current unit prices by the percent change (+ or -) ending in the 6th, 18th, 30th, and 42nd month of the agreement term as published in the Employment Cost Index (ECI) for wages and salaries, by similar occupation and industrial group. Cost reimbursable proposals shall be priced using the Subcontractor’s current cost and pricing data at the time of proposal submittal. The University will not pay for proposal preparation as a direct cost.

(2)                                  If during the term of this Agreement, the Subcontractor determines that a category of labor not already listed in Appendix E or Appendix G is necessary for fulfillment of the agreement objectives, the Subcontractor shall notify the University Contract Administrator.  Upon submission of necessary documentation by the Subcontractor, the parties may negotiate the Fixed Hourly Rate for the additional category for inclusion in Appendix E or Appendix G by a modification to this agreement.

D.                                    Fixed Price Task Orders

The University shall be obligated only to pay the Fixed Price for labor stated in task orders priced on a fixed-price basis.  The Subcontractor shall be obligated to complete all work called for in such task orders.  The subcontractor shall be reimbursed for direct labor expended in performance of fixed-price task orders issued pursuant to this Agreement at the billing rates used in pricing each respective task order.  Reimbursable costs shall be reimbursed at actual cost.

E.                                      Fixed-Unit Priced Task Orders

The University shall reimburse the Subcontractor for work performed or services rendered under Fixed Unit Price Task Orders based on negotiated firm Fixed Unit prices for the services or materials provided under the terms of the Task Order.

F.                                      Time and Materials Task Orders

(1)                                  The Subcontractor will be reimbursed for direct labor effort actually expended in performing task orders that are priced on a Time and Materials basis at the Fixed Hourly Rates stated in the task orders. Reimbursements to the Subcontractor for direct labor effort shall not exceed the amount stated in each task order as the maximum amount of the University’s liability for Direct Labor Charges.

(2)                                  If Other Direct Charges (materials) are needed for performance of work called for in time and materials task orders and if the Fixed Hourly Rates listed in Appendix E do not include an allocation for such costs, funds may be allotted in task orders for reimbursement of such charges. The Subcontractor shall only be reimbursed for Other Direct Charges when funds are allotted in task orders.  Reimbursement to the Subcontractor for Other Direct Charges shall be for actual cost and shall not exceed the amount stated in each task order as the maximum amount of the University’s liability for Other Direct Charges.

(3)                                  Direct labor charges or other direct charges that exceed the stated maximum amounts for each category shall not be reimbursed by the University to the Subcontractor even if the task order ceiling price has not been breached.

(4)                                  The Cost Principles and Procedures of Subpart 31.2 of the Federal Acquisition Regulation in effect on the date of this Agreement shall be the basis for establishing allowability and allocability for costs. Profit shall not be paid on reimbursements for other direct charges.

(5)                                  The total cost to the University for the performance of work called for under time and materials task orders issued under this Agreement shall not exceed the ceiling price set forth in each task order. If at any time prior to the completion date of a task order the Subcontractor has reason to believe that the work cannot be completed within the maximum amounts stated for direct labor charges or other direct charges of the stated ceiling price, he shall promptly notify the University Contract Administrator in writing providing either a request to reallocate the maximum amounts for direct labor charges and other direct charges or a revised estimate of the total cost to complete the work, including supporting reasons and documentation.

(6)                                  The University will not pay the Subcontractor any amount in excess of the ceiling price set forth in each task order. The Subcontractor is not obligated to continue performance or otherwise incur costs in excess of the ceiling price or the maximum amounts for direct labor charges or other direct charges unless and until the University Contract Administrator has notified the Subcontractor in writing that the ceiling price and/or the appropriate maximum amount has been increased and specifies the revised maximum amounts and, if appropriate, the revised ceiling price.

G.                                     No acceleration of effort will be undertaken or reimbursed under time and materials unless advance written approval is given to the Subcontractor by the University Contract Administrator.

H.                                    Task orders shall be substantially in the formats of Appendices H and I.

I.                                         Payment

(1)                                  Fixed-Price Task Orders

(a)                                  The University shall pay the Subcontract, upon submission of proper invoices or vouchers, the price stipulated in each fixed-price task order for work delivered or rendered, less any deductions provided in this Agreement. Unless otherwise specified, payments shall be made upon acceptance by the University of any portion of the work delivered or rendered for which a price is separately stated in a task order.

(b)                                 The University will withhold from payment 20% of the amount – of each invoice or voucher up to a maximum of amount of $50,000 for each task order.

(c)                                  Except as stated in (4) below, upon completion of the requirements, including all deliverables, of each task order and submission of all documentation, certifications, and approvals required of the Subcontractor by the provisions of this Agreement, and acceptance of the work by the University, the University will pay the amount withheld on a task order.

(2)                                  Fixed Unit Price Task Orders

The University shall pay the Subcontractor, upon submission of proper invoices or vouchers, the price stipulated in the task order price schedule for services rendered or products delivered, less any deductions provided in this agreement.

(3)                                  Time and Materials Task Orders

(a)                                  The Subcontractor may submit monthly billings for the direct labor performed and/or other direct charges incurred. A breakdown of the labor categories and hours charged to each and full details of any other direct charges must be included on or with each invoice.

(b)                                 The University will withhold from payment 5% of the amount of the direct labor charges on each invoice up to a maximum amount of $50,000 for each task order.

(c)                                  Except as stated in (5) below, upon completion of the requirements, including all deliverables, of each task order and submission of all documentation, certifications, and approvals required of the Subcontractor by the provisions of this subcontract, and acceptance of the work by the University, the University will pay the amount withheld on a task order.

(4)                                  The amount withheld by the University on the last active task order under this Agreement will not be paid by the University until the following actions have occurred:

(a)                                  All requirements of all task orders are completed.

(b)                                 Work performed by the Subcontractor on all task orders has been accepted by the University.

(c)                                  Completion of the disposition of any Government Furnished Property or Subcontractor Acquired Property authorized pursuant to this Agreement or a task order issued hereunder in accordance with directions issued by the University.

(d)                                 Submission by the Subcontractor or all documentation, certifications, releases, and assignments required by the provisions of this Agreement.

(5)                                  Each invoice or voucher submitted for payment shall bear the following certification signed by an official of the Subcontractor having authority to make such certification:

“The undersigned certifies that the information set forth herein is true and correct and may be used as a basis for payment by the University for effort performed.”

2.                                       Order of Precedence

Any inconsistency in this agreement shall be resolved by giving precedence in the following order:

a.                                       The Agreement Schedule.

b.                                      The Task Order

c.                                       Task Order statement of work.

d.                                      The Agreement statement of work.

e.                                       The General Provisions, including the Additional General Provisions in Appendix A to this Agreement.

3.                                       Modifications

The University Contract Administrator is the only person authorized to approve changes in any of the requirements under this Agreement and notwithstanding any provision contained elsewhere in this Agreement, the said authority remains solely with the University Contract Administrator. No statement of any person whomsoever shall in any manner or degree modify or otherwise affect the terms of this agreement, except for written statements of the University Contract Administrator. In the event the Subcontractor effects any such change at the direction of any person other than the University Contract Administrator, the change will be considered to have been made without authority and no adjustment shall be made in the Agreement price or a task order price to cover any increase in costs incurred as a result thereof.

4.                                       University Technical Representative

The individual identified as the University Technical Representative (UTR) is the person designated to monitor the work performed pursuant to this agreement. The UTR does not possess authority to change any of the requirements, including time of delivery or place of delivery, under task orders issued pursuant to this subcontract. Any direction accepted by the Subcontractor from the UTR or any individual other than the University Contract Administrator shall be at the sole risk of the Subcontractor.

5.                                       Key Personnel

It having been determined that the employees whose names appear in Appendix J, or persons approved by the Contract Administrator as persons of substantially equal abilities and qualifications, are necessary for the successful performance of this Agreement, the Subcontractor agrees to assign such employees or persons to the performance of the work under task orders issued pursuant to this Agreement and shall not reassign or remove any of them without the consent of the Contract Administrator. Whenever, for any reason, one or more of the aforementioned employees is unavailable for assignment for work under this Agreement, the Subcontractor shall, with the approval of the Contract Administrator, replace such. employee with an employee of substantially equal abilities and qualifications.

6.                                       Release of Information

Publication or other presentation of material, data, record charts, graphs, or other records developed or maintained under this agreement is prohibited except as approved in writing in advance by the University Classification Office. Your request for review and approval should be addressed to the University Contract Administrator.

7.                                       Maintenance of Records

The Subcontractor will maintain a system of recording effort expended in direct performance of task orders issued pursuant to this agreement. Such record system will be designed to facilitate audits and reporting and will contain as a minimum, (1) the starting date and through date of each task order; (2) a current record of hours expended in performance of task orders issued pursuant to this Agreement by name and category of direct charging personnel; and (3) a full detail and documentation of other direct charges, if any, chargeable to task orders issued pursuant to this Agreement.

8.                                       Option to Extend the Term of the Agreement

(a)                                  The University may extend the term of this Agreement by a Modification to the agreement at least thirty days prior to the expiration date established in Section C provided that the University shall give the Subcontract preliminary written notice of its intent to extend at least 30 days before the Agreement expires. The preliminary notice does not commit the University to an extension.

(b)                                 If the University exercises this option, the extended agreement shall be considered to include this option provision.

(c)                                  The total duration of this Agreement, including the exercise of any options under this clause shall not exceed 84 months.

9.                                       Northern New Mexico Economic Development Plan

(a)                                  Definitions.

“Northern New Mexico (NNM)” means the counties of Taos, Rio Arriba, Santa Fe, Sandoval, Mora, San Miguel and Los Alamos, including the Pueblos.

“Northern New Mexico business concern” means a business entity with a place of business located in Northern New Mexico and that makes a significant contribution to the economy of NNM through the payment of taxes and/or the use of NNM products, material, and/or labor.

(b)                                 Upon request by the University, the Subcontractor shall submit and negotiate a Northern New Mexico Economic Development Plan that demonstrates the Subcontractor’s commitment to support economic development, corporate citizenship, and economic diversification programs in Northern New Mexico.

(c)                                  The Subcontractor’s NNM Economic Development Plan shall describe each of the following in specific terms:

1.                                       Each activity to be undertaken for the benefit of Northern New Mexico;

2.                                       The methodology for achieving each of the planned activities;

3.                                       The tangible, quantifiable, and measurable intended benefits of each activity to Northern New Mexico; and

4.                                       The specific measurable economic benefit in dollar terms to Northern New Mexico (expressed as a performance goal tied to financial incentives).

(d)                                 The Plan shall be designed to promote job creation, civic outreach, local workforce development and education, and/or support for Northern New Mexico business concerns. Examples of such activities in order of preference include, but are not limited to, the following:

1.                                       NNM Businesses - The-Subcontractor-commitment to enter into long-term business alliances and lower-tier subcontracts with Northern New Mexico business concerns for goods and services, including training and mentoring programs. If lower-tier subcontracting opportunities exist, the Subcontractor must comply with the Laboratory’s NNM preference program.

2.                                       Job Creation - The Subcontractor’s commitment to create new job opportunities above and beyond the normal benefits that accrue simply by virtue of entering into a contractual relationship with the University. For example, establish an office in NNM, move part of its business operation to NNM, or hire employees who reside in NNM.

3.                                       Local Workforce Development/Education — Establishment or participation in such programs as academic awards and scholarships, educational enrichment, cooperative agreements with area schools and colleges, training, and mentoring and apprenticeships.

4.                                       Civic Outreach — Tangible support of civic and charitable organizations in NNM, such as the United Way, Chambers of Commerce, economic development offices, etc.

(e)                                  Should the Subcontractor fail to achieve all of the objectives contained herein, the University may deduct a portion or all of the financial incentives stipulated in the Agreement for the NNM Economic Development Plan.

(f)                                    The Subcontractor’s Economic Development Plan is incorporated into this Agreement by reference and shall apply with the same force and effect as if it was incorporated in full text.

(g)                                 During performance of under this Agreement, the Subcontractor’s shall

1.                                       Maintain records, including receipts, payroll information, and other associated documents demonstrating the Subcontractor’s efforts in accordance with its Plan; and

2.                                       Submit a report annually documenting its efforts under the Plan to the University Contract Administrator.

10.                                 Travel Costs

Costs for transportation, lodging, meals, and incidental expenses incurred by Subcontractor personnel for travel relating to the performance of, and chargeable to task orders issued pursuant to this Agreement shall be reimbursed in accordance with the Subcontractor’s travel policy to the extent that it conforms to the provisions and limitations of FAR 31.205-46. Any reimbursement for mileage shall be at the rate at the time the costs are incurred at which employees of Los Alamos National Laboratory are reimbursed. On the effective date of this Agreement that rate is $.345 per mile.

Subcontractor employees who reside within a 100 mile radius of Los Alamos will not be entitled to reimbursement for travel to Los Alamos National Laboratory.

11.                                 Travel Expense Reimbursement

Lodging and Meal and Incidental Expense (M&IE) (Per Diem) reimbursement for employees of Subcontractors, at any tier, who have not established their principal residence (as defined by the Internal Revenue Service) in Los Alamos or the surrounding commuting area shall not exceed the Federal Travel Regulation (FTR) Maximum Per Diem Rates for Los Alamos County, New Mexico that are in effect at the time the travel expenditures are incurred by the employees, subject to the constraints listed below. Lodging and Meal and Incidental Expense (M&IE) (Per Diem) reimbursement for employees of Subcontractors, at any tier performing work pursuant to a task order at a work location other than Los Alamos National Laboratory shall not exceed the FTR Maximum Per Diem Rates for the locality of the work location.

(a)                                  If an employee has rented or leased an apartment or other similar long-term accommodations, lodging reimbursement shall not exceed actual lodging cost and shall in no case exceed the FTR Maximum lodging amount per day. If more than one employee is sharing the lodging, the reimbursement per employee shall not exceed their proportionate share of the lodging expenses up to the same share ratio of the maximum daily lodging rate.

(b)                                 Employees renting or leasing an apartment shall be entitled to Meal and Incidental Expenses reimbursement not exceeding 55% of the FTR M&IE rate per day.

(c)                                  Employees utilizing commercial lodging facilities (motel, hotel, bed and breakfast, etc.) shall be entitled to reimbursement of actual lodging expenses up to the FTR Maximum loading amount and M&IE rate per day in effect at the time such expenses are incurred.

(d)                                 Per diem will not be payable to employees who obtain lodging from friends or relatives (including members of the immediate family) with or without charge unless the host actually incurs additional costs in accommodating the employee and the additional costs are substantiated by the employee and are determined to be reasonable by the Laboratory. Neither costs based on room rates for conventional lodging in the area nor flat “token” amounts will be considered as reasonable.

(e)                                  Per diem shall not be payable for workdays in which less than half of the prescribed daily working hours have been worked.

(f)                                    Legal Federal Government holidays and weekends or other scheduled non-workdays are considered non-workdays. Employees will be considered to be in a per. diem status on non-workdays except:

1.                                       when they return to their principal residence or;

2.                                       when they are in a leave status at the end of the workday before the non workday and at the beginning of the workday following the non-workday and the period of leave on either of those workdays is more than one-half of the prescribed working hours for that day.

(g)                                 Per diem shall not be payable for more than two non-workdays in cases where leave of absence is taken for all of the prescribed working hours between the non-workdays.

(h)                                 Employees who must travel to Los Alamos or other locations from their principal residence shall be entitled to reimbursement for the cost of the trip from their principal residence to the work location at the beginning of their assignment under a task order and for the cost of the trip from the work location to their principal residence at the completion of their assignment under a task order.

(i)                                     Travel between two work locations required to perform a task order will be reimbursable in accordance with the same provision as described in paragraph h.

(j)                                     Receipts supporting all reimbursements, other than M&IE, claimed shall be submitted to support invoices than include such reimbursements.

12.                                 Priority Rating

This Agreement is assigned a priority rating of DO-E-2 and is certified for national defense under the provisions of the Defense Priorities and Allocation System (DPAS) regulation (15 CFR 350). You are required to follow the provisions of the DPAS regulation in obtaining controlled materials and other products and materials needed to fill the requirements of task orders issued pursuant to this Agreement.

13.                                 Safety and Health Requirements

See Appendix D for additional requirements.

A.                                   Definition. For the purposes of this Agreement, the University’s safety-and health requirements are:

(1)                                  The U.S. Department of Labor’s Occupational Safety and Health Standards, 29 CFR 1910 and Safety and Health Regulations for Construction, 29 CFR 1926 and

(2)                                  Such other safety and health requirements as are specified in this subcontract.

B.                                     Subcontractor’s Responsibilities for Safety and Health

(1)                                  The Subcontractor shall be responsible for the safety and health performance of its lower-tier Subcontractors and for ensuring that all of its workers and its lower-tier Subcontractors’ workers on-site at the Laboratory comply with the Subcontractor’s Safety Program.

(2)                                  The Subcontractor shall be responsible for all claims, demands, causes of action, and suits, of whatever nature, and for all fines, penalties, and monetary damages assessed by any regulatory authority, resulting from noncompliance at the site with the University’s safety and health requirements or the Subcontractor’s Safety Program, and the Subcontractor shall indemnify and hold harmless the University from all such claims, demands, causes of action, suits, fines, penalties, and monetary damages.

C.                                     Stop Activity

The Subcontractor shall ensure that all workers are informed that they should stop work activity if:

(1)                                  An imminent danger exists;

(2)                                  A change in work conditions may impact worker health and safety or the environment;

(3)                                  An existing environment, safety or health hazard cannot be controlled; or

(4)                                  A new environment, safety or health hazard is identified.

D.                                    Subcontractor’s Safety Program

The Subcontractor shall establish and maintain a Safety and Health Program approved by the University. The Program shall protect personnel from inherent hazards, damage to property, and prevent unnecessary work interruptions due to accidents or deficiencies of the regulations. The Subcontractor shall submit it’s Program for review and approval no later than ten days after this agreement is awarded. The approval is granted upon the findings that the Program is in strict compliance with the local, state, and federal safety and health requirements. On-site work shall not be initiated until the approval process has been completed. The approved Program shall be read and made readily available to all on site employees.

The Subcontractor’s Safety Program documentation includes the following:

(1)                                  Health And Safety Plan (HASP).

(2)                                  Site Specific Health And Safety Plan (SSHASP). The Subcontractor shall submit a SSHASP that identifies the hazards associated with the work tasks and the control measures for all activities. The Subcontractor or their authorized representative must sign the SSHASP. The signature is an acknowledgement that the Subcontractor concurs with safe work practices and will require employee compliance with local, state, and federal safety and health requirements. Lower-tier Subcontractors will also be required to sign the SSHASP.

The SSHASP shall include:

(a)                                  University identified site specific hazards and controls;

(b)                                 The Subcontractors task specific hazards associated with specific job functions and their controls;

(c)                                  University or Occupational Safety and Health Administration (OSHA) specific permit requirements;

(d)                                 University and OSHA specific training requirements; and

(e)                                  Site drawings, as-built drawings, or other documentation to establish protective measures required by this agreement or regulatory agency.

(3)                                  SSHASP Changes or Modifications. The Subcontractor shall revise the SSHASP when a work activity has changed or when new or unexpected hazards are introduced. Modifications are also required when the original scope of work changes. The Subcontractor shall not conduct any work activities until the SSHASP has been approved.

(4)                                  Confined Space Entry. The Subcontractor must have a confined space entry plan for activities that contain:

(a)                                  A hazardous atmosphere;

(b)                                 a material that presents an engulfment hazard;

(c)                                  an entrapment hazard; or

(d)                                 any other serious health or safety hazard.

(5)                                  Discipline and Discharge. The Subcontractor shall provide a description of the procedures for removal of careless or incompetent employees.

E.                                      Training Requirements.

The Subcontractor shall be responsible for using qualified personnel and for providing appropriate training to its personnel, in accordance: with the following requirements:

(1)                                  In cases where individuals require specialized training, the Subcontractor shall provide copies of training certificates and shall certify that the individuals are qualified to perform their jobs.

(2)                                  The Subcontractor shall train workers on the contents of the site and task specific AHA, inform workers of site and task hazards and controls during a walkdown of the-work-site, and conduct a pre job safety briefing for all new work, as needed.

(3)                                  The Subcontractor shall be responsible for utilizing trained personnel for the duration of the project. Site-specific training shall be scheduled by the University as required to support work scopes and as requested by the Subcontractor. The University will provide the following training of Subcontractor employees, when required for performance of task order requirements, at no charge to the Subcontractor.

(a)                                  General Employee Training (GET) - 8 hours

(b)                                 Radiation Worker I (Radworker I) - 16 hours

(c)                                  Radiation Worker 11 (Radworker II) - 16 hours

(4)                                  The University will make reasonable efforts to provide additional training to Subcontractor employees on request. The Subcontractor will be responsible for all cost related to this additional training, the Subcontractor shall be responsible for providing trained employees at no additional cost to the University or delay in schedules.

(5)                                  All work classifications requiring certification or training must be maintained at the Subcontractor’s local site to facilitate inspection by the University.

(6)                                  Before a LANL badge will be issued, all Subcontractor employees who perform work on LANL premises for more than 10 workdays during a 12-month period or will require unescorted access to nuclear facilities or radiological controlled areas must successfully complete LANL’s General Employee Training course, by passing the test after taking the class or studying the written materials. Subcontractor employees with current GET badges from other DOE sites may obtain a LANL GET badge by reading LANL-specific material.

(7)                                  Subcontractor employees who will require access to radiological or contamination areas must successfully complete the LANL 16-hour Radiological Worker I or II Courses by passing the practical and written examinations after taking the class or studying the written materials. Retraining every two years is required. Subcontractor employees with current Radworker badges from other DOE sites may obtain LANL

Radworker badges by presenting the DOE badge and reading LANL specific manual.

F.                                      Deliverables.

The Subcontractor must submit the following to the University Contract Administrator:

(1)                                  A copy of the Employers First Report of Injury or Illness (New Mexico Workers Compensation Administration Form IA-1) within 24 hours of submitting the form to the State of New Mexico.

(2)                                  Notification of the occurrence of any incident that results in either work-related illness or injury to personnel, or loss or damage to Government, University, Subcontractor, or private property loss or damage as a result of work pursuant to this Agreement, and within 24 hours submit an Individual Accident/incident Report (U.S. DOE-form F5484.X).

(3)                                  Within 5 working days after the end of each month, a Monthly Man-Hours Report (BUS-5-5 Form 2).

G.                                     Injury Reporting.

A Subcontractor employee who is injured or becomes ill on-site during normal working hours should report to the LANL Occupational Medicine Facility for evaluation and possible treatment. The Subcontractor shall immediately report any injury to an employee on-site to the University Contract Administrator by telephone, fax, e-mail, or directly. The Subcontractor shall report to the University Contract Administrator any possible exposure to a chemical or air contaminant as a result of an unanticipated event (e.g., spill) or routing operations (e.g., lead or asbestos) and any sampling that indicates an OSHA or ACGIH action level, permissible exposure limit, ceiling, short-term exposure level or biological testing (e.g., blood lead) has been exceeded.

H.                                    Facility Specific Requirements

If additional controls, permits, or programs are required by the Facility Manager, the must be submitted by the Subcontractor and approved by the University.

14.                                 Applicability of Organizational Conflicts of Interest

The requirements for each task order contemplated to be issued under this agreement are subject to review for Organizational Conflicts of Interest. When determined to be appropriate by the Organizational Conflicts of Interest approving official, Clause B59 of the General Provisions, entitled “Organizational Conflicts of Interest” will be cited in the task order as being applicable to the task order.

15.                                 Performance Evaluations

The Subcontractor will be evaluated, using the performance evaluation format included as Appendix K to this subcontract, by the University periodically during the performance of task orders issued pursuant to this Agreement in the areas of Schedule Performance, Work Products and Program Implementation, Cost Performance, and Safety Performance. A minimum of one Subcontractor Performance Evaluation Report will be prepared for each task order; the Subcontractor will be allowed an opportunity to review and comment on the contents of each report. Any comments by the Subcontractor must be submitted to the University Contract Administrator within 30 days from the date of transmittal of the report to the Subcontractor. Upon receipt of any comments from the Subcontractor within the 30-day period, the University Contract Administrator will attempt to reconcile the comments with the report contents. A report may or may not be changed as a result of the Subcontractor’s comments, however, comments will be retained with the official file copy of the Performance Evaluation Report. If no comments have been received by the University Contract Administrator after the passage of 30 the report will be considered accepted by the subcontractor. The Subcontractors Small Business Subcontracting Plan, Appendix L, and Northern New Mexico Development goals, Appendix C, will be evaluated annually.

16.                                 Documented Quality Assurance and Inspection System

The Subcontractor maintain a documented quality assurance and inspection system acceptable to the University covering the supplies and services to be furnished under task orders issued pursuant to this Agreement. The Subcontractor shall tender to the University for acceptance only supplies and services that have been produced and inspected in accordance with this system. Records of Quality Assurance inspection by the Subcontractor shall be kept complete and available to the University during the term of this Agreement and for such longer period as specified elsewhere herein. The University may perform reviews and evaluations of Subcontractor records and facilities as reasonably necessary to ascertain compliance with this clause. The right of review, whether exercised or not, does not relieve the, Subcontractor of the obligations under the Agreement. A provision allowing the University to review and evaluate facilities and records of lower-tier Subcontractor’s shall be included in all lower-tier subcontracts under this Agreement. Once Approved, The Subcontractor’s Quality Assurance and Inspection Plan shall be incorporated into the subcontract as Appendix M.

17.                                 Qualification and Certification of Personnel and Staff

The Subcontractor’s personnel and staff shall have the qualifications and certifications as defined in the University’s specifications to perform the processes associated with performance of task orders issued pursuant to this Agreement. Qualification and certification records shall be available for review by the University upon request.

18.                                 Implementation of General Provision Clause A26

Data contained on pages of the Subcontractor’s proposal dated December 6, 2001 is exempt from the provisions of General Provision Clause A26 entitled “Rights in Proposal Data.”

19.                                 Security

The subcontractor’s personnel and staff shall comply with all applicable Security regulations.

20.                                 Extension After performance

Notwithstanding any other article of this subcontract, the University may require the subcontractor to continue to perform the services required by this subcontract on the same terms and conditions, except as otherwise noted in this article for up to twelve (12) calendar months following the expiration of the subcontract period. The Contract Administrator will furnish written notice to the subcontractor at least fifteen (15) days before this subcontract or any extensions thereof is to expire; provided however, that any extensions of services pursuant to this article shall be for one or more calendar months. An equitable adjustment of this subcontract shall be negotiated in the event that this article is exercised.

21.                                 Phase Out (Transition)

The subcontractor shall be responsible for development of a phase out transition plan. The plan shall include a transition milestone schedule and shall be delivered to the contract administrator following the third full subcontract year after subcontract award. The plan will cover licensing requirements and clarify all necessary issues and coordination efforts with any successor subcontractor, to establish mutually agreeable steps for phase out and phase in of the operations. The Subcontractor shall work diligently with the University, and the incumbent Subcontractor to facilitate a smooth transition and transfer of responsibilities to this Subcontract.

22.                                 Indefinite Quantity

A.                                   This is an indefinite-quantity Subcontract for the supplies or services specified, and effective for the period stated, in the Schedule. The quantities of supplies and services specified in the Schedule are estimates only and are not purchased by this Subcontract.

B.                                     Delivery or performance shall be made only as authorized by orders issued in accordance with the Ordering clause. The Subcontractor shall furnish to the University, when and if ordered, the supplies or services specified in the Schedule up to and including the quantity designated in the Schedule as the “maximum.” The University shall order at least the quantity of supplies or services designated in the Schedule as the “minimum.”

C.                                     Except for any limitations on quantities in the Schedule, there is no limit on the number of orders that may be issued. The University may issue orders requiring delivery to multiple destinations or performance at multiple locations.

D.                                    Any order issued during the effective period of this Subcontract and not completed within that period shall be completed by the Subcontractor within the time specified in the order. The Subcontract shall govern the Subcontractor’s and University’s rights and obligations with respect to that order to the same extent as if the order were completed during the Subcontract’s effective period; provided, that the Subcontractor shall not be required to make any deliveries under this Subcontract after July 15, 2009.

SECTION G - GENERAL PROVISIONS

1.                                       Definition of terms.

The term “subcontract” as used in the General Provisions and Additional General Provisions documents cited below when used in conjunction with a task order issued pursuant to this Agreement means the task order. The use of those terms do not change the nature of this task ordering Agreement or any rights or obligations hereunder.

2.                                       General Provisions consisting of all clauses in Los Alamos National Laboratory Form Number 7500, July 2000 edition, and appendix A to Form 7500, July 2000 addition, are incorporated into this Task Ordering Agreement by Reference, and into any Task Order awarded pursuant to this agreement.

All clauses listed below from Section B of Form 7500 are incorporated into this Task Ordering Agreement and are applicable to all task orders issued pursuant to this agreement.

B1	B13	B32	B46	B64
B2	B14	B35	B47
B3	B17	B36	B48
B5	B18	B38	B53
B6	B22	B43	B54
B8	B25	B44	B55
B10	B29	B45	B59

Additional clauses in Section B of Form 7500, clauses in Sections C, and E of Form 7500 that apply to individual task orders shall be cited in the task orders.

APPENDIX A — REPORT PREPARATION INSTRUCTIONS

These instructions apply to all formal reports (i.e., other than letter reports or those specifically identified in the subcontract schedule as informal reports)- called for in Section B of the Subcontract schedule.

1.                                       Reports shall fairly and completely describe the efforts applied to and the results obtained toward the achievement of the objectives of the work called for by the Subcontract. If an objective is not accomplished, such failure shall be fully documented and explained in the report.

2.                                       Reports shall be in the following format:

a.                                       A brief abstract describing the overall objective(s) of the work effort and the results attained toward achieving the objective(s).

b.                                      A statement of each objective and description of the effort performed and accomplishments toward achieving the objective.

c.                                       A list of any publication or any other information release made of material developed or maintained through the performance of the subcontract.

d.                                      Any other information pertinent to the progress and/or accomplishment of the subcontract objectives.

APPENDIX B

June 11,2001

STATEMENT OF WORK

TECHNICAL SERVICES IN SUPPORT OF WASTE MANAGEMENT

ACTIVITIES AT LOS ALAMOS NATIONAL LABORATORY

1.0                                 INTRODUCTION

The Regents of the University of California, operating the Los Alamos National Laboratory (LANL), for the Department of Energy, hereafter referred, as the “University” is a multi-program Research and Development Facility. The principal missions of LANL include research, design, development, and analysis of nuclear weapons components; national interest research programs; energy and environmental research; and environmental management. The LANL facility consists of 49 technical areas (TAs). A number of these TA’s generate radioactive (TRU & LLRW), chemical, hazardous, and mixed (hazardous + radioactive) wastes as a result of research and development activities, processing and recovery operations, and decontamination and decommissioning (D&D) projects.

The Facility and Waste Operations Division (FWO) is responsible for the management of radioactive, hazardous, chemical, and solid (Sanitary) wastes generated by the laboratory in the performance of its mission. The two groups within FWO (Solid Waste Operations and Waste Facility Management) are charged with the responsibility for managing this waste. Nuclear Materials Technology (NMT) Division operates the TA-55 Plutonium Facility and the Chemical & Metallorgical Research Facility. Within this Division, NMT-7 provides waste management support for these facilities. The Environmental Science and Waste Technology (E) Division, in addition to other responsibilities, is responsible for the Transuranic Waste Certification-Pre Division’s Environmental Technology group is specifically responsible for this activity. All of these groups require support services for expert waste management technical support in the areas of regulatory compliance, environmental compliance, safety compliance, quality assurance / quality control, waste management program support, waste management technical support, on-site technical support, simulation modeling, Transuranic Waste Program support, and training support.

2.0                                 BACKGROUND

FWO is responsible for oversight to ensure the safe, compliant, and efficient management of all waste generated as a result of activities at the laboratory. Within FWO, two separate groups provide functional waste management support to the laboratory. These groups are Solid Waste Operations (SWO) and Waste Facility Management (WFM).

Solid Waste Operations (FWO-SWO) is responsible for managing the receipt, characterization, storage, processing, treatment, transportation, and disposal of all solid waste generated by Laboratory-related activities in full compliance with Federal and State laws and regulations and

DOE orders. Waste is managed in a safe and efficient manner, which reduces risks to the public, workers, and the environment. The types of wastes handled by SWO includes solid (sanitary) waste, New Mexico Special Waste, RCRA hazardous waste, TSCA regulated wastes, chemical waste, low-level radioactive waste, TRU waste, and low-level and TRU mixed wastes.

To accomplish its responsibilities SWO operates a number of waste management facilities. These facilities include:

•                                          A low-level radioactive waste disposal facility, located in TA-54 Area G, with a disposal authorization granted and a performance assessment approved by DOE HQ;

•                                          A low-level, and TRU storage facility in TA-54 Area G;

•                                          A New Mexico permitted TSDF for the storage of hazardous waste, low-level mixed waste and TRU mixed waste located in TA-54 Area L & G;

•                                          An EPA permitted TSCA storage facility in Area L;

•                                          A New Mexico permitted asbestos transfer facility located in TA-54 Area J;

•                                          An exempt Material Recycle Facility for the removal of recyclable and prohibited materials and the processing and baling of the laboratories solid waste; and

•                                          A Radioactive Decontamination and Recycling Facility located in TA-54.

Waste Facility Management (FWO-WFM) is responsible for the management of all radioactive waste management facilities operated by FWO. In addition, WFM is responsible for the collection and treatment of radioactive contaminated and potentially contaminated water-based waste generated by Laboratory related activities in full compliance with Federal and State laws and regulations and DOE orders. To effectively manage this waste, separation processes are used to concentrate the radioactive constituents into solids. The solids are either disposed of as low-level radioactive waste at TA-54 Area G, or stored as TRU waste at TA-54 Area G pending final disposal at WIPP. The treated water is discharged into Mortandad Canyon under an EPA NPDES permit. Most waste is received through a network of buried pipelines, generally referred to as the radioactive liquid waste collection system.  Some radioactive liquid waste is, however, transported to the treatment facility by truck.

As the Facility Manager, WFM is responsible for:

•                                          Determining waste management facilities operating limits through the hazard analysis process including the development of Safety Analysis Reports, Development and maintenance of Area G Performance Assessment under DOE 0 435.1, USQ determinations, and other activities associated with the facilities Authorization Basis;

•                                          Efficient and effective maintenance of the waste management facilities structures, systems, and components capabilities and assets;

•                                          Training and qualification of waste management personnel;

•                                          Emergency Preparedness at waste management facilities;

•                                          Quality Assurance, Industrial Safety, and Radiological Protection activities in support of waste management activities.

•                                          The authorization of new or expanded work activities within the Waste Management Facilities.

To accomplish its radioactive liquid waste treatment responsibilities, WFM operates a number of waste management facilities. These facilities include:

•                                          The Radioactive Liquid Waste Treatment Facility at TA-50;

•                                          The DP plant located at TA-21 building 257; and

•                                          The Radioactive Liquid Waste system at TA-53.

The LANL organization responsible for implementation of the Transuranic (TRU) Waste Characterization/ Certification Program (TWCP) is the Environmental Science and Waste Technology (E) Division, Environmental Technology Group (ET). The LANL TWCP Site Project Manager in E-ET is responsible for overseeing all TWCP activities at LANL.

The TWCP consists of personnel who sample and analyze waste; validate and report data; waste certification; transportation; and provide project management, quality assurance, audit and assessment, training and records management support, all in accordance with established requirements for disposal of TRU waste at the Waste Isolation Pilot Plant (WIPP) facility.

TWCP personnel characterize TRU waste on a waste stream basis by obtaining chemical, radiological, and physical data. A waste stream is defined as a waste material generated from a single process or activity that is similar in material, physical form, and hazardous constituents. The TWCP characterizes and certifies retrievably stored and newly generated TRU waste using acceptable knowledge, testing, sampling, and analytical techniques to meet specific data quality objectives.

The TWCP operates under the Quality Assurance (QA) Program outlined by the Carlsbad Area Office (CBFO), the WIPP Waste Acceptance Criteria and the WIPP Resource and Recovery Act (RCRA) Permit. (The WIPP Waste Acceptance Criteria and the WIPP Resource Recovery Act Permit can be accessed at WWW.Wipp.carlsbad.nm.usi) The provisions of the program apply to all programs and projects managed by the CBFO which require a QA program including activities-related-to-waste-, regulatory-compliance, and nuclear safety. This program is developed and maintained through an ongoing process that applies the varied QA program criteria. The program delineates the quality contributions expected of all personnel and encourages active participation in implementing the QA program.

NMT-7 is the centralized waste management activity for both the TA-55 Plutonium Facility and the Chemical & Metallurgical Research Facility. These facilities are one of the major operational and research & development facilities within LANL. NMT-7 is the infrastructure support organization for the major waste generator within the Laboratory and generates considerable quantities of TRU, LLRW, chemical, hazardous, and mixed wastes. The CMR facility is currently undergoing extensive modifications. As a result, NMT-7 is responsible for the management of D&D waste generated as a result of this activity. The work described herein, may be coordinated by the Contract Administrator through NMT-7, to supply direct support to other NMT Groups operating within TA-55 and CMR.

3.0                                 SCOPE

The Subcontractor shall in accordance with the terms and conditions of this Subcontract and in response to. Task Orders that will be issued by the University provide regulatory and technical support to FWO-SWO, FWO-WFM, E-ET, and NMT-7 in the following areas:

•                                          Regulatory Compliance

Provide regulatory review, analysis, and evaluation of conceptual designs, operational plans, procedures, and other applicable documents. Preparation and revision of waste management technical, management, and other applicable documents dealing with regulatory issues. Provide reports, studies, and analysis of new or existing regulatory requirements and their effect on waste management operations at the Laboratory.

•                                          Environmental Compliance

Provide environmental review, analysis, and evaluation of conceptual designs, operational plans, procedures, and other applicable documents. Preparation and revision of waste management technical, management, and other applicable documents dealing with environmental issues. Perform environmental audits and appraisals to evaluate conformance to RCRA, TSCA, NMED, DOE and laboratory requirements. Provide analysis of existing and new environmental regulations pertaining to waste management operations. Evaluate and analyze new and current Federal and State Permit requirements and assist in the preparation of modifications to existing permits. Provide technical support for the on-going compilation of waste management facility environmental and operational surveillance data and conduct an analysis of trending of the data using existing databases. Provide a review of potential new waste streams and other issues for their impact on documents such as the Waste Acceptance Criteria and the Performance Assessment. Provide support in the maintenance of Area G’s Performance assessment which may include conducting analysis to reduce uncertainties, review on-going and proposed disposal operations with the scenarios and assumptions used in the Performance Assessment to determine potential effects on disposal site performance.

•                                          Safety Compliance and Oversight

Provide support in the implementation of the Integrated Safety Management System (ISMS) process. Provide safety review, analysis, and evaluation of conceptual designs, operational plans, procedures, and other applicable documents. Preparation and revision of waste management technical, management, and other applicable documents dealing with safety issues. Perform assessments and audits of waste management activities to ensure compliance with ISM principles. Provide reports, studies, and analysis of new or existing safety requirements and their effect on waste management operations at the laboratory. Provide technical advice and assistance in the area of safety to waste management activities.

•                                          Quality Assurance / Quality Control

Provide support in the preparation of quality assurance program plans and quality improvement processes in accordance with DOE Order 414.1A. For some of the work covered by the Statement of Work, the subcontractor may be subject to the requirements of 10 CFR 830.120 and enforcement actions under 10 CFR 820. The Specific Task Order that may be issued for this type work, will identify when the Subcontractor is subject to 10 CFR 830.120 and the enforcement action under 10 CFR 820.

Development and implementation of associated document control and records management programs. Perform assessments and audits to measure quality and process effectiveness. Preparation and implementation of associated QAIQC procedures, plans, and studies. Provide quality assurance review, analysis, and evaluation of conceptual designs, operational plans, procedures, and other applicable documents. Preparation and revision of waste management technical, management, and other applicable documents dealing with quality assurance issues. Develop audit plans, conduct, and document vendor audits of waste management facilities, service companies and equipment suppliers. Develop plans, programs, and procedures for the receipt inspection of vendor-supplied equipment, services, and materials.

Prepare and/or review plans and procedures, prepare assessment or surveillance checklists, perform assessments or surveillance’s, assist in closure of deficiencies or findings from internal or external assessments, perform trend analyses, update calibration reports, assist with software quality assurance, perform batch data report reviews, and evaluate revisions to regulatory agency or DOECBFO programmatic documents and assess the impacts of these changes to the TWCP. One draft, one review cycle, and one final will be provided for any documents developed under this task.

Support the TWCP project office with project level reviews, validation of batch data reports, compilation and review of waste stream summaries, waste container reports, and other required reports. Assist the TWCP Site Project Manager with reconciliation of data quality objectives (DOO), UCL 90 calculations, and other similar functions. One draft, one review cycle, and one final will be provided for any documents developed under this task.

Assist the TWCP staff with WIPP Waste Analysis Plan, WIPP Waste Acceptance Criteria, and Quality Assurance Program Document compliance evaluation. Assist with updating of TWCP and facility procedures and plans based on the compliance evaluations.

•                                          Waste Management Program Support

Provide waste management programmatic review, analysis, and evaluation of conceptual designs, operational plans, procedures, and other applicable documents. Preparation and revision of waste management technical, management, operations, and other applicable documents, studies, and reports as it relate to waste management programmatic activities. Develop and implement program management support systems, including but not limited to budget estimating, cost tracking, document control and records management, project management, and program planning.

•                                          Waste Management Technical Support

Provide waste management technical review, analysis, and evaluation of conceptual designs, operational plans, procedures, and other applicable documents. Preparation and revision of waste management, technical and management documents, and other applicable documents. Provide evaluation and analysis of new or current waste management technologies that may have applicability to the laboratory. Conduct evaluations of current waste management facilities, systems, processes, and operations to identify improvements in safety, compliance, effectiveness, efficiency, and cost. Provide technical support on generator certification program including the review of generator documentation, waste volume projections, and conducting of implementation verification audits. Provide assistance in the radiological, chemical, and physical characterization of generator waste. Provide technical support in the development of facility operations and maintenance programs for waste management facilities. Provide technical assistance in the development of waste acceptance criteria, sampling and analysis plans, hazard control plans, preparation of standard operating procedures (SOP’s) work instructions (WI), and detailed operating procedures (DOP’s) for waste management operations.

•                                          On-Site Technical Support

As required and for limited duration provide experienced and technically qualified personnel to assist in waste management operational activities at the laboratory. Task orders awarded, will include specific requirements and deliverables against scheduled milestones.

•                                          Training Support.

Provide support in the performance of job task analyses and identification of OSHA, RCRA, DOE, and Laboratory training requirements for waste management personnel. Design and development of associated lesson plans and course materials. Provide classroom training in areas relevant to solid, hazardous and radioactive waste management. Provide support in waste management personnel qualification documentation.

•                                          Simulation Modeling and. Database Support

Develop simulation models to support waste management reengineering and aqueous recovery processes using EXTEND and SDI industry software. The model shall be designed to query unclassified inventory data. Required model output shall include process consequences in terms of actinides recovered, waste generated, cost, and personnel exposure (dose) for iterative postulated act-concentration-based discard limits. Software quality assurance procedures shall meet DOE G 200.1-1, Software Engineering Methodology. Support the development, population, and update of databases in efforts to streamline the TWCP characterization and certification activities. Support the development, population, and update of databases in an effort to improve or expand the management of TSDF or liquid waste processing activities.

•                                          Material Removal

Support the material removal project at the CMR building. Identify, categorize, and document all items to be removed. Create an inventory list by the use of barcode and electronic databases. On a priority bases begin removing the identified items. Maintain compliance with Laboratory and DOE facility requirements for safety and health. Assure compliance with state and federal regulations. Coordinate with in-house technical groups to assure minimal impacts to on-going operations. Although this task is specifically designed for the CMR building, other similar facilities may require legacy material removal during the course of this Scope of Work.

•                                          Transuranic Waste Program Support

Support the Site Project Manager with updates and revisions to the TWCP Sampling Plan.  Assist the Site Project Manager with TRU waste stream designations, querying existing databases, assigning matrix parameter categories to waste containers, and reviewing characterization data against Sampling Plan information. One draft, one comment cycle, and one final of the Sampling Plan will be provided.

Support the development of interface documentation (TWID) for LANL TRU-Waste generators. This task will require an active “Q” clearance and will involve direct communication and ma ‘oft of LANL TRU waste generators. One draft, one review cycle, and one final will be provided for any documents developed under this task.

Support the LANL TWCP Waste Certification Officer with WAC compliance verification, Certification Plan maintenance, WWIS data input, etc.

Support the TWCP Project Office with work planning activities, identifying waste containers in storage that require characterization, etc.

Support TWCP in the acceptable knowledge (AK) development process including compilation, review, documentation and submission of AK Summary Reports for specified waste streams. Also included are the resolution of AK discrepancies and compilation of the auditable AK records package.

4.0                                 APPLICABLE DOCUMENTS

The following is a list of regulations and documents applicable to work performed under this procurement. Subcontractor shall be experienced and knowledgeable in each of these documents.

4.1                                 Federal Regulations

•                                          Atomic Energy Act, as amended (AEA)

•                                          LLRW Policy Act, as amended

•                                          National Environmental Policy Act (NEPA)

•                                          Toxic Control Substance Act (TSCA)

•                                          Federal Facilities Compliance Act (FFCA)

•                                          Resource Conservation and Recovery Act (RCRA)

•                                          Hazardous and Solid Waste Amendments Act (HSWA)

•                                          Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA)

•                                          Clean Water Act (CWA)

•                                          Superfund Amendments and Reauthorization Act (SARA)

•                                          10 CFR Part 20 Subpart K & Appendix G Standards for Protection Against Radiation

•                                          10 CFR Part 61 Licensing Requirements for Land Disposal of Radioactive Waste

•                                          10 CFR Part 71 Packaging and Transportation of Radioactive Materials

•                                          10 CFR 830.120 Quality Assurance

•                                          10 CFR 835 Occupational Radiation Protection

•                                          29 CFR 1910 Occupational Safety and Health Standards

•                                          29 CFR 1926 Safety and Health Regulations for Construction

•                                          40 CFR Subchapter F (Parts 190-195) Radiation Protection Programs

•                                          40 CFR Subchapter I (Parts 239-299) Solid Waste

•                                          40 CFR Subchapter R (Parts 700-799) Toxic Substance Control Act

•                                          49 CFR Chapter 1(Parts 100-185) Hazardous Materials and Oil Transportation

4.2                                 DOE Orders

•                                          DOE 0 200.1 Information Management Program

•                                          DOE 0 210.1 Performance Indicators and Analysis of Operations Information

•                                          DOE O 360.1 Training

•                                          DOE 0 414.1A Quality Assurance

•                                          DOE O 420.1 Facility Safety

•                                          DOE O 425.1 Startup and Restart of Nuclear Facilities

•                                          DOE 0 430.1A Life-Cycle Asset Management

•                                          DOE O 435.1 Radioactive Waste Management

•                                          DOE M 435.1-1 Radioactive Waste Management Manual

•                                          DOE G 435.1-1 Implementation Guide for DOE M 435.1-1

•                                          DOE O 440.1A Worker Protection Management for DOE Federal and Contract Employees

•                                          DOE P 450.4 Safety Management System Policy

•                                          DOE 0 460.1A Packaging and Transportation Safety

•                                          DOE O 460.2 Departmental Materials Transportation and packaging Management

•                                          DOE 0 5400.1 General Environmental Protection Program

•                                          DOE 0 5400.5 Radiation Protection of the Public and-the Environment

•                                          DOE 0 5480.19 Conduct of Operations Requirements for DOE Facilities

•                                          DOE 0 5480.20A Personnel Selection, Qualification, and Training Requirements for DOE Nuclear Facilities

•                                          DOE 0 5480.21 Unreviewed Safety Questions

•                                          DOE 0 5480.22 Technical Safety Requirements

•                                          DOE 0 5480.23 Nuclear Safety Analysis Reports

•                                          DOE 0 5633.3B Control and Accountability of Nuclear Materials

•                                          DOE 0 6430.1A General Design Criteria

4.3                                 Other Relevant Documents and Regulations

•                                          NMAC Solid and Hazardous Waste Regulations

•                                          Laboratory Work Smart Standards (UC Contract No. W-7405 ENG-36 Appendix G)

•                                          Laboratory Implementation Requirements (LIR’s)

•                                          DOE/LANL RCRA Operating Permit

•                                          Attachment B, Waste Analysis Plan , to the Hazardous Waste Facility Permit (EPA No. NM48901308) issued to the WIPP

•                                          U.S Department of Energy Carlsbad Area Office, Quality Assurance Program Document (CBFO-94-1012)

•                                          Waste Acceptance Criteria for the Waste Isolation Pilot Plant (DOE-WIPP 069)

•                                          Los Alamos National Laboratory Transuranic Waste Quality Assurance Project Plan (TWCP-PLAN-0.2.3-001)

•                                          Los Alamos National Laboratory Transuranic Waste Quality Assurance Management Plan (TWCP-PLAN-0.2.6-001)

•                                          Los Alamos National Laboratory Transuranic Waste Interface Documents
•                                          Los Alamos National Laboratory Transuranic Waste Characterization Sampling Plan (TWCP-PLAN-0.2.7-001)

•                                          Los Alamos National Laboratory Transuranic Waste Certification Plan (TWCP-PLAN-0.2.4-001)

•                                          Applicable Los Alamos National Laboratory Transuranic Waste Certification/Characterization Project Quality Procedures, Detail Technical Procedures, etc.

5.0                                 TECHNICAL REQUIREMENTS

The specific technical requirements for each task shall be identified in the Task Order document issued for each specific task within the general task areas described in the Scope that the subcontractor is requested to perform. For some of the work covered by this Statement of Work, the subcontractor may be subject to the requirements of 10 CFR 830.120 and enforcement actions under 10 CFR 820. The Specific Task order that may be issued for this type work, will identify when the Subcontractor is subject to 10-CFR 830.120 and the enforcement actions under 1-0 CFR 820.

6.0                                 DELIVERABLES

6.1                                 Complete monthly progress reports as required by the requestor in the Task Order that outline by specific task the activities that have been performed to-date, the activities that need to be performed in the future, a schedule of when these activities will be completed, and the expected cost to complete the task.

6.2                                 Submit monthly accrual information to FWO-SWO budget analyst.

6.3                                 Submit other deliverables as required by the Task Order document on a task by task basis.

6.4                                 Small Business and Northern New Mexico Plans and semiannual reports.

7.0                                 GOVERNMENT FURNISHED PROPERTY

The University may furnish the subcontractor with government furnished property under the activities performed under a specific task order, Statement Of Work. The types of government furnished property if any will be limited to an area for workspace, computer access and a centrally located telephone for use in completing each task. All government furnished property to be provided will be specifically outline in the Task Order. For the majority of the activities outlined in this Statement of Work it is expected that the subcontractor would complete the requirement off-site (i.e. company offices). The subcontractor is required to provide to the technical staff the equipment necessary to complete the task.

8.0                                 SPECIAL CONSIDERATIONS

Completion of assigned tasks may require travel by contractor personnel to the WIPP, other DOE facilities, vendor facilities and other locations. The Subcontractor shall be reimbursed for allowed travel costs associated with performing assigned tasks when billed to LANL in accordance with the Federal Travel Regulations geographic rates for hotels and meals.

APPENDIX C - NORTHERN NEW MEXICO ECONOMIC DEVELOPMENT PLAN

2                                         NORTHERN NEW MEXICO ECONOMIC DEVELOPMENT PLAN

The Eberline Services team understands and is committed to support Los Alamos National Laboratory (LANL) efforts to contribute to the economic development of Northern New Mexico (NNM). We are committed to assisting and partnering with LANL, the Northern New Mexico Regional Development Center (RDC), and local communities in meaningful initiatives that have long-range economic benefits in NNM.

NNM economic development and corporate community stewardship is not only a requirement under this subcontract, but also an Eberline Services corporate value that mirrors our employees’ values. The majority of our Team’s employees that have been proposed to support this subcontract reside in NNM. As residents, we have a vested interest in the economic health and development of NNM. For this reason, compliance with LANL’s NNM economic development efforts is mutually beneficial.

2.1                               PURPOSE OF THE PLAN

The Eberline Services Team NNM Economic Development Plan (the Plan) identifies the resources, partnerships, and planned activities for contributing to NNM economic development.  The Plan demonstrates our commitment to support NNM economic development and diversification, and corporate stewardship.  This plan will be updated annually during the subcontract.

The Plan presents the following information:

•                                          Corporate history, including information on past economic development efforts and our history of achieving economic development goals

•                                          Plan administration and management, outlining the roles and responsibilities of our Economic Development Implementation Team

•                                          Economic development commitments, describing the level of corporate commitment and the total benefit, expressed in dollar-value

•                                          Economic development projects, describing projects that we have selected to support, including resources and methodology, desired outcomes, and criteria for success or performance metrics for our commitments.

2.2                               CORPORATE HISTORY

Eberline Services and its teaming partners, Los Alamos Technical Associates, Inc. (LATA), Duke Engineering & Services (DE&S), and S.M. Stoller Corporation (Stoller), have a proven track record of supporting NNM initiatives, through our hiring and employment practices, mentoring and educational programs, volunteer and civic outreach efforts, charitable contributions, and regional purchases and subcontracting.

Eberline Services and LATA are active members of the NNM community and have:

•                                          Hired student interns from NNM Community Colleges

•                                          Recruited and hired college graduates from NNM communities

•                                          Participated in the Rio Grande Minority Purchasing Council

•                                          Contributed to the LANL Foundation

•                                          Contributed to NNM charitable organizations and events, including United Way of NNM, NNM Community College scholarship fund, Mesa Public Library, Habitat for Humanity, American Legion Los Alamos Chapter, Los Alamos Elks Lodge, Local Chapter of the American Red Cross, Espanola Valley Basketball League, KRSN AM radio broadcast station for emergency broadcast capabilities, and various Cerro Grande fire recovery funds and efforts.

Our past and current subcontracts have not included specific economic development goals or requirements, per se.  However, our history of achieving small business and economic development initiatives can be demonstrated by the following examples.

•                                          Eberline Services has directly supported Johnson Controls Northern New Mexico’s (JCNNM’s) economic development initiatives, working with Mr. Mike Shepherd and Mr. Wayne Worden. As a subcontractor to JCNNM, we are strongly committed to ensure that they meet their economic development performance goals required under their prime contract with LANL and the University of California (UC). In support of their goals, we have provided staff resources, third party technical assistance, and corporate support to the Nambe cardboard recycling efforts, NNM recycling fairs, and other community outreach events. We have supported Mr. Shepherd with implementing projects that meet the economic development goals, as well as tracking and reporting on those projects and goals.

•                                          Eberline Services employees are directly involved in numerous charitable, educational, and environmental volunteer activities in NNM communities. Our employees serve as tutors for disadvantaged students with reading difficulties, provide classroom presentations on environmental issues, serve as judges at science fairs and as sponsors of recycling activities. We also volunteer professional services for activities such as Household Hazardous Material turn-in days, and design of environmental solutions to community problems.

•                                          We estimate that over 90% of Eberline Services’ procurements by our Los Alamos-based office (in White Rock) is to NNM businesses. We have procured from over 15 different companies in Los Alamos, Santa Fe, Espanola, and Pojoaque, and we estimate our past and current NNM procurements at over $7,000 per month, exclusive of office rental expenses.

•                                          Eberline Services, under previous ownership as a large business, built a track record of providing subcontracting opportunities to qualified small, small disadvantaged, and women-owned small businesses. Under our current subcontract with LANL to provide waste management support services, (Subcontract No. B4537007-8N) we have subcontracted over $1 million of $11.6 million to small business as in NNM. Much of this subcontracting was accomplished at a time when our company was also a small business.

•                                          As a subcontractor at the U.S. Department of Energy (DOE) Hanford site, Eberline Services has a seven-year history of community support through charitable contributions, civic outreach, and support to local colleges. In 2000, our financial contributions to these communities exceeded $12,000.

•                                          Our Team partner, DE&S, has a 100% compliance record meeting Economic Development goals on their subcontracts at the Hanford site, including contributions to local organizations and community outreach events.

•                                          Our team partner, LATA, routinely contributes more than $2,000 per year to various NNM initiatives in the areas of health and human services, education, economic development, and the environment. LATA has been a corporate sponsor of the LANL Foundation since its inception, contributing over $30,000 to this important organization. LATA gives purchasing preference to the NNM small business community and, together with its Environmental Remediation Project subcontractors, has established a NNM investment pool (approaching $200,000 in funds) for placement with a worthy regional business venture.

2.3                               PLAN ADMINISTRATION AND MANAGEMENT

The Team has appointed a NNM Economic Development Implementation Team and a Program Administrator, Ms. Camille Bustamante, responsible for the implementation and management of the Plan. The assignment of designated roles and responsibilities to the Implementation Team will ensure the success of the Plan and provide it the visibility and attention that it requires.

To date, the Implementation Team has already acted to develop this Plan; secure necessary corporate support, commitments, and resources; and identify selected projects that benefit NNM. Upon award of the subcontract, our Implementation Team will initiate efforts to execute the Plan and monitor performance and progress. The Team will:

•                                          Establish policies and procedures for implementing project initiatives, allocating resources, scheduling and prioritizing activities, interfacing with community/project leaders (points of contact), and tracking and reporting

•                                          Establish a quality assurance program for the Plan and projects to assess progress relative to the established performance measures and desired outcomes

•                                          Interface with the Project Manager, Mr. Michael Kennicott, and the team partners to ensure that the required support and resources are made available

•                                          Interface with the RDC, community leaders, and designated points-of-contact for projects to identify and prioritize resource allocation

•                                          Make resource assignments as necessary to implement projects

•                                          Prepare and submit required reports to LANL to describe the ongoing initiatives, progress, commitments and success measures. Reports will follow the format outlined in Request for Proposal (RFP) No. 26725-RFP-02-CQ, Attachment 5 and will be submitted semi-annually, or under another schedule as determined by the University Contract

Ms. Bustamante has been identified as the Program Administrator for our Economic Development Plan and will be responsible for administering the program, implementing the initiatives, and tracking and reporting our progress. Ms. Bustamante is bilingual and a long-time resident of the NNM community. She has a proven track record with outreach and economic development projects, as evidenced by her current role and accomplishments as the Recycling Coordinator on Eberline Services’ subcontract with JCNNM. She works closely with the JCNNM Economic Development Program Manager, assisting with implementing projects and meeting the program’s NNM economic development goals. Ms. Bustamante has worked with the Nambe Recycling Facility preparing grant and funding proposals and conducting research to identify new markets and recycle opportunities: She has successfully planned and implemented recycling fairs and other community outreach events.  Ms. Bustamante is experienced in preparing work scopes, managing subcontractor performance, and tracking and reporting progress relative to established performance measures.

As part of our Plan, Eberline Services will contribute Ms. Bustamante’s labor to perform her role as Program Administrator. During the first year of the subcontract, Ms. Bustamante will spend a minimum of 240 hours to initiate and implement the program. In subsequent years (2 through 5) a minimum of 96 hours per year will be invested in administrating the program and ensuring its success.

The Implementation Team will include additional resources and representatives from each Team partner:

•                                          Ms. Suzanne Hartnett, Eberline Services

•                                          Mr. Robert Edmunds, DE&S

•                                          Ms. Sharon Potter, LATA

•                                          Ms. Denise Gelston, Stoller.

2.4  ECONOMIC DEVELOPMENT COMMITMENTS AND METHODOLOGY

Under this Plan, our intent is to identify and implement corporate initiatives for NNM economic development projects that are above and beyond our ongoing activities. The NNM economic development commitments proposed under this plan are outlined in Table 1. Details on specific projects and initiatives are provided below.

Under this Plan, our methodology to support economic development programs in NNM includes the following:

•                                          Developing and expanding business relationships in NNM through the increased regional procurements of goods and services and NNM small business utilization.

Table 1. Summary of NNM Economic Development Commitments

Initiative(1)	Commitment	Benefit or Value(2) (Express in Dollars)
0.Program Administrator

Staffing by Program Administrator and Economic Development Implementation Team will be contributed at

Year 1 Min 300 staff hours

Years 2-5 Min 120 hours per year

Hours will be adjusted upwards as needed to meet project requirements

Year 1 = $118K Years 2 through 5 = $? ? Per year Total Value for 5 year subcontract = $40 K

1.Business Relationships in NNM

1A NNM Small Business Subcontracting and Procurements	A minimum of 10% of total task value will be subcontracted to NNM Small Business interests. (Equal to 50% of small business subcontracts, as referenced in the Small Business Subcontracting Plan)(3)	$ 400K per year Total Value = $2M

1B Regional Purchasing/NNM Procurements	Purchases of goods, supplies, and services from NNM businesses will be at $150K per year (based on current and expected practices and values).	$ 150K per year. Total Value = $750K

2. In-Kind Support to NNM Communities, Projects, or Businesses

2A Nambe Recycling Facility Glass Pulverizer and Eco Park Project

In-Kind Technical Service (professional service hours) contributed will equal to 0.5% (one half of one percent) of Direct Labor hours billed to tasks. A minimum of 360 hours of professional service per year will be contributed at an estimated value of $18K per year, allocated among projects.(4)

Minimum $18K per year Total Value = $90K

3. Workforce Development, Education, and Job Creation

3A Support to Sandoval County Jemez Valley communities, including City of Jemez Springs and Jemez Pueblo

In Kind Technical Semite (professional service hours) contributed will be a minimum of 100 hours per year, estimated at per year.

Training Assistance will be contributed to sponsor two training courses per year, estimated to cost $2K per year.

$ 7K per year Total Value = $35K

3B NNM-Focused Recruiting, Hiring, and Student-Intern Program

Financial Resources will be invested in a recruiting program at $8.4Kper year. Under the program we will commit to establish and hire two full time positions per year.

A minimum of two student-intern positions (32 hr/week), will be established per year. Financial resources will be committed to these positions, at estimated $41.5K per year.

$ 49.9K per year Total Value = $249.5K; 2 jobs created; 2 intern positions created

3C Scholarship and Educational Assistance Program	Financial Resources will be contributed to scholarships and student intern educational assistance.	$ 8K per year Total Value (for 5 year subcontract) = $40K

4. Civic Outreach Donations

4A Support to Los Alamos or Espanola Household Hazardous Waste Collection Day(s)	In-Kind Technical Service professional service hours contributed will be a minimum of 4 hours per year estimated $200 per year. Volunteer Hours will be contributed at a minimum of 64 hours per year.	$ 200 per year = Volunteer hours Total Value = $?K Volunteer hours

4B Donations to NNM charities and community organizations	Financial Resources or other donations will be contributed equal to $5K per year.	$ 5K per year Total Value = $25K

(1)          Specific projects are identified and described in Section 2.5.

(2)          Estimated values assume subcontract task order awards of $4M per year, with 5-year subcontract life.

(3)          Refer to the Small Business Subcontracting Plan, Section 7

(4)          The 0.5% of billable hours represents the total amount of in-kind technical service hours that are committed under this plan. This amount will be split among the projects as determined by the Implementation Team

•                                          Contributing technical/professional expertise (in-kind service) to businesses or community projects that benefit the region’s economic development. Our Team specializes in providing high-quality professional services in the areas of Environmental, Safety, and Health (ES&H) management. In support of economic development projects, we will contribute in-kind professional services in these specialty areas. These services will provide necessary expertise to enhance ongoing business operations, facilitate the start up of new operations and markets, and promote environmental stewardship and protection in NNM.

•                                          Providing training, education, or workforce development opportunities.

•                                          Providing volunteer services, civic outreach, and charitable donations.

In selecting specific economic development projects for support, we used the criteria outlined below. These criteria will also be used in selecting future projects for the economic development initiatives.

•                                          Work with the NNM RDC. Eberline Services has worked with the RDC through our current subcontract with JCNNM, and we have found it a valuable resource for identifying projects that benefit the NNM communities. For this Plan, we referenced the RDC to identify specific projects that have applied for LANL subcontractor assistance and selected specific projects for support. The projects identified include the Nambe Recycling Facility’s (NRF’s) Glass Purlverizer Project and Eco Park Project. As funding allows, additional or alternate RDC projects will be supported.

•                                          Work with NNM community leaders to identify Other community-based projects. To demonstrate that our commitment goes beyond our current involvement with the RDC, we commit to identify, and support other NNM community-based projects that are not identified bn the RDC, but still benefit NNM. These include special projects in the Jemez Valley (Sandoval County), the Espanola Valley, or Taos County. Selected projects are discussed in the following section.

As the Plan progresses, a similar approach will be used to identify and select future projects for support.

2.5 ECONOMIC DEVELOPMENT PROJECTS

The specific projects, programs, or initiatives that our Economic Development Plan commits to support are described below and summarized in Table 2. The total benefit, expressed in dollar terms, is shown for each project in Table 2. However, the actual number of projects and the level of commitment will depend on the amount of work issued under the subcontract.

2.5.1 Business Relationships in NNM

Project IA NNM Small Business Subcontracting and Procurements

Description. The Eberline Services team is committed to NNM small business utilization for services and goods to enhance business relationships and contribute to the economic growth of these businesses. Through this subcontract, we will have an opportunity to expand our use of NNM small businesses, creating lower-tier subcontracting opportunities and long-term business alliances. Our commitment is further described in our Small Business Subcontracting Plan in the Appendix.

Methodology for Implementing Our Commitment. A minimum of 10% of the work awarded under this subcontract will be performed by NNM small businesses through lower-tier subcontracts and business alliances. This represents 50% of the total small business subcontracting that we commit to under our Small Business Subcontracting Plan. The Economic Development Implementation Team will maintain appropriate records, receipts, and other documents to demonstrate and report progress toward this commitment.

Intended Benefit/Impact. Enhance business relationships and contribute to the economic growth of NNM small businesses.

Total Commitment. $400K per year; $2M total value over the 5-year life of the subcontract. (Assuming $4M per year in awarded tasks under the subcontract.)

Project IB: Regional Purchasing/NNM Procurement

Description. Similar to our small business commitments, the Eberline Services team is committed to purchasing from NNM suppliers whenever technical and economically feasible. We have an active regional purchasing program currently in place, and under this subcontract, all team members will have the opportunity to expand our purchases of materials, equipment, and services from regional suppliers. Under this Plan, the Team commits to increasing our regional procurements, implementing a program to give preference to purchasing materials, supplies, and services from members of the NNM Supplier’s Alliance (NNMSA) whenever possible. If there is a need that cannot be met through the NNMSA, we will work with the LANL Small Business Office to locate other possible suppliers.

Methodology for Implementing Our Commitment. An estimated $150K per year will be spent with NNM suppliers for purchases of goods and services. This will include rental or lease expenses; purchases of materials and supplies, equipment, and computers; travel and lodging expenses tendered to NNM merchants; janitorial and maintenance services; and other services. Our Implementation Team will develop a system for tracking, reporting, and documenting qualified regional purchases maintain appropriate records and receipts.

Intended Benefit/Impact. Enhance business relationships and contribute to the economic growth of NNM small businesses.

Total Commitment. $150K per year, based on current and expected expenditures; $750K over the 5-year life of the subcontract.

2.5.2 In-Kind Support fo NNM Communities, Projects, or Businesses

Project 2A: Support to Nambe Recycling Facility Glass Pulverizer and Eco Park

Description. The NRF is located on and owned by the Nambe Pueblo. Eberline Services has an established relationship with the NRF through our subcontract with 1CNNM, providing them with professional support to identify recyding markets for their cardboard and baleing operations. Under this plan, we commit to increasing our partnership with the NRF to assist with the purchase, installation, and operation of a glass pulverizer, and with the Eco Park expansion.

The addition of glass pulverizer equipment to the NRF would significantly expand their operation’s capabilities and recycling opportunities. The equipment would process tons of waste glass creating a marketable product that would be used in landscaping and road projects. The glass crushing operations will have a strong, positive impact on glass recycling programs in Santa Fe, Los Alamos, and Rio Arriba Counties, and it will result in 2-A new jobs in NNM.

Nambe Pueblo and the NRF currently plan to expand the recycling facility into an Eco Park, which will provide operating space for NNM companies that produce marketable projects from recycled materials.  In addition, the Eco Park will further expand the recycling opportunities for the area, reducing the reliance on sanitary landfill, and creating new manufacturing businesses.

For both of these projects, the NRF has specifically requested financial resources (or assistance) for the purchase of equipment, as well as technical assistance with operational, waste management, and ESH issues; technical assistance developing markets for the recycled or remanufactured materials; and assistance with funding/grant proposal requests.

Methodology for Implementing Our Commitment

•                                          Professional, technical services (in kind services) will be contributed to the NRF in the areas of ES&H technical support, as necessary to meet the needs of the facility. During the first year of the subcontract, the Eberline Services team will contribute professional service hours equal to 0.5% of the Direct Labor hours charged to the subcontract, as described in Tables 1 and 2. An estimated 360 hours for the first year will be contributed. Professional services provided are expected to include assistance with environmental and safety compliance and waste management; recycling operation plans, including material collection and handling and identifying new recycling opportunities; identifying markets for the recycled-glass end products; and preparing cost estimates, return-on-investment calculations and grant or funding proposal requests. All technical services will be coordinated through the NRF project leader so as to meet the facility needs.

Intended Benefit/Impact.  Expand the operations and business opportunities of a NNM business entity; promote environmental stewardship and resource conservation through recycling.

Total Commitment. Estimated at $18K per year (estimated value assumes $4M per year in tasks awarded) for the first year. Similar commitments are expected for Years 2 through 5 on this project or similar projects.

Project 2B:  Support to other RDC Projects

Description:  Through the RDC, we have selected a second (or alternative) project that will be supported (in addition to Project 2A), as funding allows.  The Ganados del Valle/Otra Vuelta Project is based in the Espanola Valley and it works to conserve resources and clean the environment by using discarded tires to weave into floor mats, vehicle mats, and plant pots.  The project has requested technical assistance to support training, marketing assistance, and financial assistance for equipment purchases that directly support the project’s infrastructure or operations.

Methodology for Implementing Out Commitment

As implementation of the Economic Development Plan progresses and as funding allows, we will begin to work with these additional RDC projects. The allocation of resources among the projects and priority of projects will be determined by the Economic Development Implementation Team. Our commitments will include professional, technical services (in kind services) focused on environmental and safety compliance, waste management, and marketing assistance, as necessary to meet the needs of the facility.

Intended Benefit/Impact. Expand the operations and business opportunities of a NNM business entity; promote environmental stewardship and resource conservation through recycling.

Total Commitment. The level of resources committed to these additional RDC projects will be a portion of total financial resources and technical service hours committed to all projects, as described in Table 1 and 2, as determined by the Implementation Team.

2.5.3 Workforce Development, Education, and Job Creation

Project 3A: Support to Sandoval County Jemez Valley communities, including the city of Jemez Springs and Jemez Pueblo

Description.  Under this Plan, the Eberline Services team commits to providing technical assistance and training resources that will benefit special projects in the Jemez Valley, Jemez Springs, and Jemez Pueblo.  These NNM communities are located in northern Sandoval County, home to many LANL employees and subcontractors.  The communities have ongoing special projects and needs related to emergency services and infrastructure and improvement that could benefit from corporate citizenship and economic investment.

The emergency services in the area, including emergency medical and fire department, are entirely dependent on volunteers, and they have limited equipment and financial resources.  Also, the communities are involved in major projects to improve the area’s infrastructure, including a highway by-pass for the Jemez Pueblo; upgrades to the area’s wastewater and sold waste management facilities; and improvements to area roads and recreational facilities that support the area’s tourism business. There is concern that the infrastructure of these communities will be further stressed with the opening of the Valle Caldera National Preserve as it brings more traffic to and through the area.

Methodology for Implementing Our Commitment.

•                                          Specialized Training will be contributed to the area’s emergency service teams by sponsoring the required annual training for volunteer members of the teams. Emergency service volunteers will be invited to participate (at no cost to them) in certified training classes that are offered by Eberline Services, or we will pay registration fees for them to attend classes provided by other certified providers. A minimum of two (2) training classes will be provided each year of the subcontract.

•                                          Professional, technical services (in-kind services) will be contributed to support the area’s ongoing infrastructure improvement projects, including the wastewater, solid waste management, and highway by-pass projects. Professional services contributed are expected to focus on environmental and waste management engineering and environmental compliance, as appropriate to support the ongoing infrastructure projects. Assistance may also be provided to short-term projects, including preparing-plans, grants or proposals; or newsletters; or help with planning and implementing a conference on the Jemez, which has been proposed by local community groups to bring together stakeholders to discuss the area’s Economic Development. The Eberline Services team will contribute a minimum of 100 hours of professional services to this project per year, at an estimated value of $5K.

Initial contact has been made with Jemez Valley representatives (the Mayor of Jemez Springs, the Jemez Pueblo Governor’s office and the Jemez Valley Residents Association) to identify specific projects or needs for the area. Upon subcontract award, our Implementation Team will establish routine communication with these representatives and work with them to identify a schedule and priority for support activities, as needed to meet the community or project needs.

Intended Benefit/Impact. Local workforce development and education/training; improvements in NNM infrastructure.

Total Commitment. $7K per year ($5K in professional services, $2K in training sponsorship).

Project 3B: NNM-Focused Recruiting, Hiring, and Student-Intern Program.

Description. Eberline Services will expand our current recruiting program, which focuses on recruiting New Mexico college graduates that are from NNM communities for entry-level scientist and engineer positions in our company. Our goal is to give opportunities to college graduates to return to their home communities in NNM and work in professional career positions. In addition, we have implemented an intern program for students from local schools and community colleges.

•                                          Financial resources will be invested in travel, labor, and recruiting expenses to conduct recruiting at Colleges and Universities and identify qualified students/graduates from the NNM area.  A minimum of 2 job positions per year will be established and filled by the recruited students/graduates from this activity.  Eberline Services’ expected investment for this activity is $8.4K per year.

•                                          Student-intern position(s) within Eberline Services will be established and filled by qualified student(s) from NNM school districts or community colleges.  A minimum of 2 paid-intern positions per year will be established and filled.  The estimated investment for this activity is $41.5K per year, (assuming 32 hr/week for the position).

Intended Benefit/Impact.  Job creation; work force development and education.

Total Commitment. $49.9K per year; $249.5K for the 5-year life of the subcontract.

Project 3C: Scholarship and Educational Assistance Program

Description. The Eberline Services Team will contribute to scholarship funds that benefit NNM students and will provide educational assistance to student interns and employees (from NNM) to attend NNM-based colleges.

Methodology for Implementing Our Commitment.

•                                          Financial resources will be contributed to established scholarship funds that benefit NNM students, such as the LANL Foundation Scholarship Program. The current and expected investment for this activity is $5K per year.

•                                          Educational Assistance funds will be contributed to pay for tuition and fees of Eberline Services’ student-interns who attend NNM-based colleges in degree or advanced degree programs. The expected investment for this activity is $3K per year.

Intended Benefit/Impact. Job creation; work force development and education.

Total Commitment. $8K per year; $40K for the 5-year life of the subcontract.

2.5.4  Civic Outreach and Donations

Project 4A: Support to Los Alamos or Espanola Household Hazardous Waste Collection Day(s)

Description. Eberline Services and its team partners will support the annual Household Hazardous Waste Collection Day sponsored by the Los Alamos County or similar events in Espanola or neighboring communities.

Methodology for Implementing Our Commitment:

•                                          Professional services will be contributed to coordinate with the event’s sponsoring organization to identify volunteer or other needs.  A minimum of 4 hours per year will be contributed.

•                                          Volunteer hours will be donated to support the event. A minimum of 64 hours of volunteer service will be provided per year.

Intended Benefit/Impact. Corporate stewardship and civic outreach, reduced community safety and health risks.

Total Commitment. $200 per year (+ Volunteer hours); estimated at $1,000 over life of subcontract, assuming one event per year.

Project 4B: Donations to NNM Charities and Community Organizations

Description. The Team will continue its history of financial assistance or donations of materials, supplies, or equipment to local charities or community groups in NNM.

Total Commitment. $5K per year, $20K for the 5-year life of the subcontract, based on current values and expected contributions.

3  ACCEPTANCE OF TERMS AND CONDITIONS

Eberline Services accepts the terms and conditions of both the Model Subcontract and the Model Task Order—Number One as stated in the RFP.

4  REPRESENTATIONS AND CERTIFICATIONS

Eberline Services’ fully executed representations and certifications are provided in this section. These include the following:

•                                          Forms 2002 and 2002a

•                                          Cost Accounting Standards Notices and Certification Form 3001

•                                          Small Business Certification Form 826

•                                          OCI Disclosure Form 903b

•                                          Proposal Pricing Cover sheet Form 156.

Completed representations and certifications for LATA, DE&S, and Stoller follow Eberline Services.  Our offer form is provided in Section 1 above.

Agreement No. 26725-000-02-CQ

APPENDIX C-1 NORTHERN NEW MEXICO ECONOMIC DEVELOPMENT PLAN

DATA DELIVERABLES REQUIREMENTS DEFINITION

Data Deliverable Requirement Description	1. Subcontract No: 26725—2-00-CQ

Northern New Mexico Economic Development Plan	2. DD No: 001

Remarks:	3. Date/Revision Date: July 2002

4. Authority/Requirement Cite: Subcontract

5. Originator: SBO Office

Preparation Information: The Subcontractor shall provide a Northern New Mexico Economic Development Plan that will set forth the initiatives that the Subcontractor is committed to achieving as part of its plan to further the economic development of Northern New Mexico. The Plan will describe the Subcontractors initiatives and or commitments together with the manner that will be used to measure progress. The Plan is expected to be consistent with the initiatives that were proposed by the Subcontractor and accepted by the University.

6. Media: Email Word Attachment and Hard Copy 7. Frequency of Submission: Once 8. Controlled Document: Yes ☐ No ☒

The Plan will be provided in a 3-ring binder. Use of existing proposal information to construct the Plan submittal is permitted. Tab the Plan using the headings set forth below.	9. Approval Required: Yes ☒ No ☐

Preparation Instruction:	10. Distribution and Number of Copies:

1. Cover	Contract Administrator – 1
a. The cover will identify the Subcontractor, subcontract number and will be entitled “Subcontractor’s Northern New Mexico Economic Development Plan”	SBO	– 1
b. The binder’s spine will also identify the title of the document and Subcontractor.	11. Deliverable Submission Date(s):

2. Table of Contents	30 Days after subcontract award
a. Provide a table of contents.
b. Limit 1 page

3. Introduction and Summary
a. Provide an executive summary or general introduction of the Plan content.
b. Provide the name, title, telephone no., e-mail and fax of the Subcontractor person responsible for administering the Plan.
c. Provide a matrix (table) that, as a minimum, identifies the following;
• Proposed initiatives
• Impact of initiatives
• Success measurement method
d. Limit 2 pages

4. Plan Content
a. Provide details on each initiative or commitment.
b. Ensure the detail includes a description of your strategy to achieve the commitment. Identify the specific intended recipient of the initiative.

c.     If initiative activity is tied to revenue (i.e. tasking type subcontract), show a correlation between revenue and the initiative(s) through completion. Use narrative, tables or other visuals to clearly communicate this point.

d. For each commitment, provide time-lines and/or describe major milestones.
e. Limit 10 pages.

5. Measurement
a. Describe the method that will be used to measure the success of each initiative. Show, by example or illustration, the measurement method.
b. Limit 3 pages.

Data Deliverable Requirement Description	1. Subcontract No: 26725-000-02-CQ

Northern New Mexico Economic Development Plan	2. DD No: 002

Remarks:	3. Date/Revision Date: July 2002

4. Authority/Requirement Cite: Subcontract

5. Originator: SBO Office

Preparation Information: The Subcontractor shall periodically report on the progress of their Northern New Mexico Economic Development Plan initiatives.  Reports are intended to provide sufficient information to describe progress that has been made on proposed economic development initiatives and/or commitments.

6. Media: Email Word Attachment 7. Frequency of Submission: Semi annual Reporting
8. Controlled Document:
Reports will be submitted via email as Microsoft Word attachments.
Yes ☐ No ☒
Preparation Instruction:
9. Approval Required:
1. Cover
a. The cover page (transmittal memo) will identify the Subcontractor, subcontract number and will be entitled “Subcontractor’s Northern New Mexico Economic Development Plan – Report XXX”	Yes ☒ No ☐
b. Reports will be numbered sequentially by fiscal year (FY 2000-1)	10. Distribution and Number of Copies:

2. Table of Contents	Contract Administrator – 1
a. Provide a table of contents.	SBO	– 1
b. Limit 1 page
11. Deliverable Submission Date(s): 3-30 and 10-30 of every year to CA (4-30 and 11-30 of every year to SBO)
3. Introduction and Summary
a. Provide an executive summary or general introduction of the progress that has been achieved for the reporting period.
b. Limit 1 page.

4. Report Content
a. Summarize each initiative in a one-paragraph statement followed by a detailed description of the overall progress of the initiative.
b. Reports should be structured such that any reader will be able to read and understand the sequence of progress from reporting period to reporting period without having to review past reports.
c. If you are significantly ahead or completed an initiative, briefly describe factors that contributed to the completion of the initiative.
d. If you are significantly behind in the executions of an initiative, briefly describe factors that contributed to the scheduled delay.

e.     Show the correlation between revenue received and progress made on initiatives.  Be specific, don’t generalize.  Address each initiative separately such that your report corresponds to the methods set forth in your Socioeconomic Plan submittal.

f. Limit 3 pages.

5. Community Reporting

a.     Subcontractors will be required to submit (concurrent with this report) summary information to the Regional Development Corporation (RDC) for inclusion into the ECONOMIC DEVELOPMENT PROJECT CLEARINGHOUSE web-site (http://www.rdcnm.org/). The purpose of this reporting information is to provide information to the community on positive progress of your initiatives.

b. Provide the specific narrative information that is being reported to the RDC.
c. The Contract Administrator reserves the right to edit your input to the RDC.
d. Limit 1 page.

Agreement No. 26725-000-02-CQ

APPENDIX D — HEALTH AND SAFETY REQUIREMENTS

SAFETY AND HEALTH REQUIREMENTS

(a)                                  The Safety and Health Regulations and/or requirements applicable to work performed at Los Alamos National Laboratory under this subcontract are listed below. The Subcontractor shall comply with the latest versions of these regulations and/or requirements as they are amended or superseded from time to time:

1.                                       NIOSH Occupational Safety and Health Guidance Manual for hazardous waste site activities (1985).

2.                                       EPA Order 1440.2, Health and Safety Requirements for employees engaged in field activities.

3.                                       EPA Order 1440.3, Respiratory Protection.

4.                                       EPA Operating Safety Guide (1984).

5.                                       29 CFR 1904, Recording and reporting occupational injury and illnesses

6.                                       29 CFR 1910, Occupational safety and health standards

7.                                       29 CFR 1926, Safety and health regulations for construction

8.                                       DOE Order 1324.2a, Records disposition

9.                                       DOE Order 5480.11, Radiation protection for occupational workers

10.                                 DOE Order 5480.20, Personnel selection, qualification, training, and staffing requirements at DOE reactor and non-reactor nuclear facilities

11.                                 Los Alamos National Laboratory Emergency Response Plan

12.                                 Los Alamos National Laboratory Environment Safety and Health Manual

13.                                 State and local regulations relating to safety and health

14.                                 Other EPA guidance which the University may direct the Subcontractor to comply with.

(b)                                 The Subcontractor shall provide information about training and medical examination dates for workers at hazardous waste sites as required under 29 CFR 1910.120 through the Contract Administrator to the University Technical Representative identified in Section E, Paragraph 2 for entry into the sponsoring technical organization’s data base.

(c)                                  The Subcontractor shall be responsible for providing the training requirements of EPA Order 1440.3 for all employees requiring such training. At least 30 days prior to the scheduled start of work in which respiratory protection of workers will be required, the Subcontractor shall submit documentation through the Contract Administrator to the Industrial Hygiene Group (HS-5) to substantiate that the Subcontractor’s program complies with all standards/DOE orders pertaining to respiratory protection (OSHA 1910.134, ANSIZ 88.2-1980). The Subcontractor’s respiratory protection program records, operating procedures, and on-site use of equipment is subject to audit by the Laboratory’s Industrial Hygiene Group.

Agreement No. 26725-000-02-CQ

APPENDIX E — BILLING RATES — FIXED PRICE

Eberline Services, Inc.

January 1, 2002 Through December 31, 2002

Direct Labor Category	Fully Loaded Rate
(Offsite Labor)

1	$38.82
2	$49.40
3	$58.23
4	$65.40
5	$72.93
6	$77.63
7	$91.75
8	$105.86

Direct Labor Category	Fully Loaded Rate
(Onsite Labor)

1	$37.78
2	$48.08
3	$56.66
4	$63.65
5	$70.96
6	$75.55
7	$89.29
8	$103.02

APPENDIX E — BILLING RATES — FIXED PRICE

LATA

JANUARY 1, 2002 THROUGH DECEMBER 31, 2002

Direct Labor Category	Fully Loaded Rate
(Offsite Labor)
1	$37.17
2	$58.52
3	$68.81
4	$78.00
5	$89.17
6	$102.17
7	$118.94
8	$145.21

Direct Labor Category	Fully Loaded Rate
(OnSite Labor)
$30.11
2	$47.40
3	$55.73
4	$63.17
5	$72.22
6	$82.75
7	$96.33
8	$117.61

APPENDIX E — BILLING RATES FIXED PRICE

S. M. STOLLER CORPORATION

JANUARY 1, 2002 THROUGH DECEMBER 31, 2002

Direct Labor Category	Fully Loaded Rate
(Offsite Labor)

1	$28.79
2	$44.76
3	$53.36
4	$69.22
5	$84.23
6	$93.28
7	$108.77
8	$132.89

Direct Labor Category	Fully Loaded Rate
(Onsite Labor)

1	$20.73
2	$32.21
3	$38.40
4	$49.81
5	$60.62
6	$67.13
7	$78.28
8	$95.63

APPENDIX E — BILLING RATES — FIXED PRICE

FRAMATOME ANP-DE&S

JANUARY 1, 2002 THROUGH DECEMBER 31, 2002

Direct Labor Category	Fully Loaded Rate
(Offsite Labor)

1	$44.36
2	$53.65
3	$71.96
4	$85.21
5	$104.31
6	$123.37
7	$137.64
8	$157.39

Direct Labor Category	Fully Loaded Rate
(Onsite Labor)

1	$41.28
2	$49.94
3	$66.97
4	$79.32
5	$97.08
6	$114.83
7	$128.11
8	$146.49

Eberline Services

Labor Category Definitions

Labor Category	Years Experience	Minimum Degree	Skill Level
1	0-2	Associate’s degree

Performs assignments involving deliverable preparation and production; database development, population, and implementation; data entry and/or validation; basic literature research; other duties in direct support of project deliverables under direct supervision.

2	1-5	Bachelor’s degree	Performs assignments requiring basic working knowledge to thorough knowledge within discipline with latitude for independent judgment and initiative under general supervision.

3	6-7	Bachelor’s degree	Performs assignments requiring thorough knowledge within discipline with latitude for independent judgment and initiative under general supervision.

4	8-9	Bachelor’s degree	Performs assignments requiring thorough knowledge within discipline with latitude for independent judgment and initiative under limited supervision.

5	10-12	Bachelor’s degree

Performs difficult assignments requiring thorough knowledge within discipline with latitude for independent judgment and initiative under limited supervision. Leads execution of specific tasks within a project.

6	13-14	Bachelor’s degree

Demonstrated thorough knowledge within discipline with ability to plan, organize, and direct significant activities of staff within discipline or multiple disciplines. Uses project controls and management skills to effectively execute projects.

7	15+	Bachelor’s degree

Demonstrated superior knowledge within discipline with ability to plan, organize, and direct large groups of technical staff in the accomplishment of difficult assignments. Manages multiple projects concurrently. Responsible for programmatic budget development and execution.

8	15+	Bachelor’s degree

Demonstrated superior knowledge within discipline with ability to plan, organize, and direct large groups of technical staff in the accomplishment of difficult assignments. Manages multiple projects concurrently. Responsible for programmatic budget development and execution.

Notes:  Two years of experience = One year of education

Agreement No. 26725-000-02-CQ

APPENDIX F - FIXED UNIT PRICES

Agreement No. 26725-000-02-CQ

APPENDIX G — FIXED HOURLY RATES — TIME AND MATERIALS
EBERLINE SERVICES, INC.
JANUARY 1, 2002 THROUGH DECEMBER 31, 2002

Direct Labor Category	Fully Loaded Rate
(Offsite Labor)

1	$38.55
2	$49.06
3	$57.82
4	$64.95
5	$72.42
6	$77.09
7	$91.11
8	$105.13

Direct Labor Category	Fully Loaded Rate
(Onsite Labor)

1	$37.51
2	$47.74
3	$56.27
4	$63.20
5	$70.48
6	$75.03
7	$88.67
8	$102.31

APPENDIX G — FIXED HOURLY RATES — TIME AND MATERIALS
LATA
JANUARY 1, 2002 THROUGH DECEMBER 31, 2002

Direct Labor Category	Fully Loaded Rate
(Offsite Labor)

1	$36.91
2	$58.12
3	$68.34
4	$77.45
5	$88.55
6	$101.46
7	$118.11
8	$144.20

Direct Labor Category	Fully Loaded Rate
(Onsite Labor)

1	$29.90
2	$47.07
3	$55.34
4	$62.73
5	$71.72
6	$82.17
7	$95.66
8	$116.79

APPENDIX G — FIXED HOURLY RATES — TIME AND MATERIALS
S. M. STOLLER CORPORATION
JANUARY 1, 2002 THROUGH DECEMBER 31, 2002

Direct Labor Category	Fully Loaded Rate
(Offsite Labor)

1	$28.59
2	$44.44
3	$52.99
4	$68.74
5	$83.64
6	$92.63
7	$108.01
8	131.97

Direct Labor Category	Fully Loaded Rate
(Onsite Labor)

1	$20.58
2	$31.98
3	$38.14
4	$49.46
5	$60.20
6	$66.67
7	$77.73
8	$94.97

APPENDIX G — FIXED HOURLY RATES — TIME AND MATERIALS
FRAMATOME ANT.- DE&S
JANUARY 1,. 2002 THROUGH DECEMBER 31, 2002

Direct Labor Category	Fully Loaded Rate
(Offsite Labor)

1	$44.05
2	$53.28
3	$71.46
4	$84.62
5	$103.58
6	$122.51
7	$136.68
8	$156.30

Direct Labor Category	Fully Loaded Rate
(Onsite Labor)

1	$40.99
2	$49.59
3	$66.51
4	$78.76
5	$96.41
6	$114.01
7	$127.22
8	$145.47

Eberline Services

Labor Category Definitions

Labor Category	Years Experience	Minimum Degree	Skill Level
1	0-2	Associate’s degree

Performs assignments involving deliverable preparation and production; database development, population, and implementation; data entry and/or validation; basic literature research; other duties in direct support of project deliverables under direct supervision.

2	1-5	Bachelor’s degree	Performs assignments requiring basic working knowledge to thorough knowledge within discipline with latitude for independent judgment and initiative under general supervision.

3	6-7	Bachelor’s degree	Performs assignments requiring thorough knowledge within discipline with latitude for independent judgment and initiative under general supervision.

4	8-9	Bachelor’s degree	Performs assignments requiring thorough knowledge within discipline with latitude for independent judgment and initiative under limited supervision.

5	10-12	Bachelor’s degree

Performs difficult assignments requiring thorough knowledge within discipline with latitude for independent judgment and initiative under limited supervision. Leads execution of specific tasks within a project.

6	13-14	Bachelor’s degree

Demonstrated thorough knowledge within discipline with ability to plan, organize, and direct significant activities of staff within discipline or multiple disciplines. Uses project controls and management skills to effectively execute projects.

7	15+	Bachelor’s degree

Demonstrated superior knowledge within discipline with ability to plan, organize, and direct large groups of technical staff in the accomplishment of difficult assignments. Manages multiple projects concurrently. Responsible for programmatic budget development and execution.

8	15+	Bachelor’s degree	Demonstrated superior knowledge within discipline with ability to plan, organize, and direct and provide guidance and resources for mission accomplishment of a large, complex project or program.

Notes:  Two years of experience = One year of education

Agreement No. 26725-000-02-CQ

APPENDIX H — FIXED-PRICE TASK ORDER FORMAT

Form 5003-1 (8/98)	Appendix H

University of California
(Los Alamos National Laboratory)
Firm Fixed-Price Task Order

1.                                       This Task Order is issued pursuant to Agreement No.               between the University and the Subcontractor,                TBD

2.                                       Task Order No:

3.                                       Task Order Effective Date:

4.                                       The Subcontractor shall perform the work described in Attachment #

5.                                       The work called for in Paragraph 4 shall be performed and required deliveries shall be made in accordance with the following schedule:

6.                                       The Firm Fixed-Price of this Task Order is $

7.                                       Payments shall be made in accordance with the terms of Paragraph 1. I. (1) of Section F of the Agreement schedule.

8.                                       The Subcontractor’s Representative for this Task Order is

9.                                       The University Technical Representative’s Designee for this Task Order is

10.                                 The Terms and Conditions of Agreement No.     , and any ..modifications thereto, in effect on the date of this Task Order are incorporated herein by reference.

11.                                 The clauses listed below of Los Alamos National Laboratory Form 7500, July 2000 Edition and Appendix A to the Agreement apply to this task order.

a.                                       All of Section A of Form 7500.

b.                                      The following clauses of Section B of Form 7500:

c.                                       The following clauses of Section-C of Form 7500:

d.                                      The following clauses of Appendix A:

For the Regents of the	ACCEPTED
University of California	For the Subcontractor

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Agreement No. 26725-000-02-CQ

APPENDIX I — TIME AND MATERIALS TASK ORDER FORMAT

Form 5003-3 (8/98)	Appendix I

University of California
(Los Alamos National Laboratory)
Time and Materials (T&M) Task Order

1.                                       This Task Order is issued pursuant to Agreement No.             between the University and the Subcontractor,

2.                                       Task Order No:

3.                                       Task Order Effective Date:

4.                                       The Subcontractor shall perform the work described below:

5.                                       The work called for in Paragraph 4 shall be performed and required deliveries shall be made in accordance with the following schedule:

6.                                       The Subcontractor’s Labor Categories, level of effort for each category and the Fixed Hourly Rates upon which the Not-to-Exceed amount for reimbursement of Direct Labor charges is based are listed below. The Subcontractor may vary the level of effort identified for the labor categories listed, however, any costs in excess of the Not-to-Exceed amount which are caused by such variations shall not be reimbursable by the University unless the procedures stated in Special Provision 1.F of the Section F - Special Provisions of the Agreement have been followed. Reimbursement for Direct Labor shall be at the Fixed Hourly Rate listed below for the actual effort performed by each category.

Subcontractor’s Labor		Fixed Hourly
Category	Level of Effort	Rate

If during the performance of the work called for hereunder, the Subcontractor identifies other labor categories needed to accomplish the work, such information, including tradeoffs with already identified labor .categories necessary to remain within the Not-to-Exceed amount for Direct Labor on this task order shall be submitted to the Contract Administrator.

7.                                       This Task Order is priced on a Time and Materials basis. The Ceiling Price for all work called for by the Task Order is. This amount is allocated to the following categories:

a.                                       The maximum amount (Not-to-Exceed) that the University shall be liable for reimbursement of Direct Labor charges is $

b.                                      The maximum amount (Not-to-Exceed) that the University shall be liable for reimbursement of Other Direct charges is $

c.                                       The Ceiling Price includes the amount of $        for reimbursing the Subcontractor for New Mexico Gross Receipts Tax attributable to this task order.

The Not-to-Exceed amount stipulated above for Other Direct charges is based upon the following estimates:

Travel	$

Materials and Supplies	$

Tooling and Equipment	$

Other Required Services	$

When funds are allocated above for Other Direct Charges, they shall be reimbursed to the Subcontractor at actual cost in accordance with the Cost Principles and Procedures of Subpart 31.2 of the Federal Acquisition Regulation in effect on the date of the Subcontract.

8.                                       Payments shall be made in accordance with the terms of Paragraph 1. I. (3) of Section F of the Agreement schedule.

9.                                       The Subcontractor’s Representative for this Task Order is

10.                                 The University Technical Representative’s Designee for this Task Order is

11.                                 The Terms and Conditions of Agreement No.        and any modifications thereto in effect on the date of this Task Order are incorporated herein by reference.

12.                                 The-clauses listed below of Los Alamos National Laboratory Form 7500, July 2000 Edition, and Appendix A to the Agreement apply to this task order.

a.                                       All of the clauses of Section A of Form 7500.

b.                                      The following clauses of Section B of Form 7500:

c.                                       The following clauses of Section E of Form 7500:

d.                                      The following clauses of Appendix A:

For the Regents of the	ACCEPTED
University of California	For the Subcontractor

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Agreement No. 26725-000-02-CQ

APPENDIX J — KEY PERSONNEL

Key Personnel

The following listed individuals are designated as key personnel for performing this Subcontract. Diversion of any of the individuals shall be subject to the conditions of Special Provision 5, entitled “Key Personnel”.

Michael Kennicott	Project Manager

Suzanne Hartnett	Deputy Project Manager

Agreement No. 26725-000-02-CQ

APPENDIX K – PERFORMANCE EVALUATION FORMAT

See form 420b on the next page.

Agreement No. 26725-000-02-CQ

APPENDIX L - SMALL BUSINESS SUBCONTRACTING PLAN

Agreement No. 26725-000-02-CQ

APPENDIX M - QUALITY PLAN